The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell, or an invitation to acquire, and are not soliciting an offer to buy, these securities in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful. This document has not been approved by the United Kingdom Financial Conduct Authority (the “FCA”) or the London Stock Exchange plc. This document is not a “prospectus” for the purposes of the Prospectus Rules published by the FCA. It constitutes an advertisement for the purposes of such Prospectus Rules. This document may not be passed on in the United Kingdom except in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 (as amended) does not apply to Hungary.
 Filed Pursuant to Rule 424(b)5
 Registration No. 333-191209
SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2022
Prospectus Supplement
to Prospectus dated November 8, 2013
HUNGARY
US$
7.625% Notes due 2041
The US$     7.625% Notes due 2041 (the “Notes”) bear interest at the rate of 7.625% per year, accruing from September 29, 2022. Interest on the Notes is payable on March 29 and September 29 of each year, beginning on March 29, 2023. The Notes will mature on March 29, 2041. The Notes are not redeemable prior to maturity. The Notes will constitute direct, unconditional, unsecured and general obligations of Hungary (“Hungary” or “we”). The Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.
The Notes contain “collective action clauses” that permit Hungary, with the consent of the holders of 75% of the principal amount of the Notes, to amend the terms of the Notes (including the principal amount, currency of payment, maturity and all other terms) or to exchange them for other securities.
We are offering the Notes globally for sale in the United States and elsewhere where such offer and sale is permitted. Application will be made to list and trade the Notes on the London Stock Exchange in accordance with its rules.
As of their issuance, the Notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, Hungary’s US$750,000,000 7.625% Notes due 2041 which were issued on March 29, 2011 and Hungary’s US$500,000,000 7.625% Notes due 2041 that were previously issued on April 11, 2011. The total principal amount of the previously issued notes and the notes now being issued will be US$      .
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
This Prospectus Supplement and the Prospectus do not comprise prospectuses for the purposes of Directive 2003/71/EC (the “Prospectus Directive”). Hungary is exempt from the obligation to comply with the Prospectus Directive as it is a sovereign member state of the European Union.
	Per Note	Total
Public Offering Price(1)	%	$
Underwriting Discount	%	$
Proceeds, before expenses, to Hungary	%	$

(1)
Plus accrued interest, totaling US$      or approximately US$      per US$1,000 in principal amount of the bonds from September 29, 2022 to, but excluding,           , 2022, the date Hungary expects to deliver the Notes offered by this prospectus supplement, and additional interest, if any, from           , 2022.

The underwriter expects to deliver the Notes to purchasers on or about           , 2022 only in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Euroclear Bank S.A./N.V (“Euroclear”) and/or Clearstream Banking, S.A. (“Clearstream”).
Sole Book-Runner
J.P. Morgan
The date of this Prospectus Supplement is     , 2022

S-i

INTRODUCTION
This Prospectus Supplement supplements the attached Prospectus relating to the debt securities of Hungary. You should read this Prospectus Supplement along with the attached Prospectus. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the Prospectus. If the information in this Prospectus Supplement differs from the information contained in the Prospectus or any document that is incorporated by reference, you should rely on the information in this Prospectus Supplement.
Official economic data in this Prospectus Supplement, the accompanying Prospectus and any documents incorporated by reference may not be directly comparable with data produced by other sources. Although a range of government ministries, including the Ministry of Finance, Magyar Nemzeti Bank (the “National Bank of Hungary” or “NBH”) and the Central Statistical Office, produce statistics on Hungary and its economy, there can be no assurance that these statistics are comparable with those compiled by other bodies, or in other countries, which may use different methodologies. Prospective investors in the Notes should be aware that figures relating to Hungary’s Gross Domestic Product (“GDP”) and many other aggregate figures cited in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference have been prepared in accordance with European Union standards and may differ from figures prepared by international bodies, such as the International Monetary Fund, which use a different methodology. The existence of an unofficial or unobserved economy may affect the accuracy and reliability of statistical information. Prospective investors should be aware that none of the statistical information in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference has been independently verified.
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Hungary or the underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Hungary since such date.
Hungary accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:
•
the information contained in this Prospectus Supplement and the Prospectus is true and correct in all material respects and is not misleading, and

•
it has not omitted other facts the omission of which makes this Prospectus Supplement and the Prospectus as a whole misleading.

The Notes are debt securities of Hungary, which are being offered globally for sale in the United States and elsewhere where such offer and sale is permitted. Offers and sales of the Notes in the United States are being made pursuant to a registration statement on Schedule B that we filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the Prospectus are part of the registration statement. The Prospectus provides you with a general description of the securities that Hungary may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This document also adds, updates or changes information provided or incorporated by reference in the Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the Prospectus as well as the documents incorporated by reference in the Prospectus Supplement and Prospectus.
A decision to participate or not participate in the offering will involve certain risks. It is important that you read “Risk Factors” beginning on page S-9 of this Prospectus Supplement.

S-ii

None of this Prospectus Supplement, the Prospectus nor any document incorporated herein or therein by reference is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of Hungary or the underwriter that any recipient of this Prospectus Supplement, the Prospectus or any document incorporated by reference should purchase Notes.
You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither Hungary nor the underwriter are responsible for your compliance with these legal requirements. It is important that you read “Underwriting — Notice to Investors” beginning on page S-62 of this Prospectus Supplement.
Hungary has prepared this Prospectus Supplement and the accompanying Prospectus and is responsible for their contents. You are responsible for making your own examination of Hungary and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:
•
you have reviewed the offering;

•
you have had an opportunity to request and review any additional information that you may need; and

•
the underwriter is not responsible for, and is not making any representation to you concerning, the accuracy or completeness of the offering.

Data and descriptions in this Prospectus Supplement relating to legal, business, tax or other issues are for informational purposes only and thus Hungary and the underwriter are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes. We cannot guarantee that the application to the London Stock Exchange for listing of the Notes will be approved, and settlement of the Notes is not conditioned on obtaining this listing.
As used in this Prospectus Supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.
In this Prospectus Supplement, all amounts are expressed in Hungarian forints (“HUF”), Euros (“€” or “EUR”), Special Drawing Rights (“SDR”) or U.S. dollars (“USD”, “US$”, “$”), except as otherwise specified.
Hungary is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Hungary. Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. In the event investors attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary’s waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto or any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws . In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action. See also “Enforcement of Judgments” and “Description of the Debt Securities — Governing Law” in the Prospectus.

S-iii

In connection with the issue of the Notes, the underwriter or any person acting for the underwriter may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the underwriter (or any person acting on behalf of the underwriter) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.
The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by Hungary and the underwriter to inform themselves about, and to observe, any such restrictions. See “Underwriting — Notice to Investors” in this Prospectus Supplement.
FORWARD-LOOKING STATEMENTS
This Prospectus Supplement and the Prospectus and the documents incorporated by reference in this Prospectus Supplement and the Prospectus include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended. All statements other than statements of historical facts included in this Prospectus Supplement, the Prospectus and any document incorporated by reference in this Prospectus Supplement and the Prospectus regarding (among other things) Hungary’s economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” “could,” “should,” “would” or similar terminology. Such statements include, but are not limited to, statements in this Prospectus Supplement, the Prospectus and documents incorporated by reference which refer to:
•
expected budget amounts for any future fiscal year of Hungary;

•
estimated future budget results;

•
estimated future macroeconomic indicators;

•
expected expenditure cuts for 2022 and 2023;

•
the 2023 financing plan;

•
expected funding from the European Union;

•
future development of the current account, inflation and exchange rates;

•
future GDP growth or contraction, as applicable;

•
the financial sector

•
future development and sustainability of health care and pension systems;

•
foreign direct investment (“FDI”) in 2022 and 2023;

•
the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency; and

•
expected future payments on public debt.

By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.
DOCUMENTS INCORPORATED BY REFERENCE
Hungary files annual reports on Form 18-K with the Commission on a voluntary basis. Hungary’s Annual Report on Form 18-K for the fiscal year ended December 31, 2021 filed with the Commission on

S-iv

September 30, 2022, as amended from time to time (the “Annual Report”), is hereby incorporated by reference into this Prospectus Supplement. Any statement or financial data in the Annual Report will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement or financial data contained in this Prospectus Supplement modify or supersede such statement or financial data in the Annual Report.

S-v

SUMMARY
This summary should be read as an introduction to this Prospectus Supplement and the accompanying Prospectus. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole.
The Issuer
Overview
Hungary lies in Central Europe and covers an area of approximately 93,000 square kilometers. Hungary is bordered by seven countries: Slovakia and Ukraine to the north, Romania to the east, Serbia and Croatia to the south, and Slovenia and Austria to the west. The Danube River crosses Hungary, connecting the country with ports on the Black Sea. Hungary has historically been a nexus of social and cultural life and a trade link between Eastern and Western Europe. Hungary’s capital is Budapest.
As of January 1, 2022, the population of Hungary was approximately 9.7 million. Approximately 70.1% of the population lived in urban areas and 1.7 million lived in Budapest, which is the political, administrative, cultural and commercial center of Hungary. While approximately 84% of the population is Magyar (or Hungarian), there are minorities of Armenian, Bulgarian, Croat, German, Greek, Polish, Roma, Romanian, Ruthenian, Serb, Slovak, Slovenian and Ukrainian ethnicity.
Government
•
Hungary is a republic with a representative form of government. In 1989, the current Constitution was adopted, instituting a multi-party democratic government, making it one of the first formerly communist countries in Central and Eastern Europe to undertake democratic reform. On April 18, 2011, Parliament adopted the Fundamental Law of Hungary as the new constitution of Hungary (“New Constitution” or, if referring to any constitution in effect at the time, the “Constitution”). The New Constitution was promulgated on April 25, 2011 and went into effect on January 1, 2012. The major developments of the New Constitution included, inter alia, the following:

•
the new name of the country, which is “Hungary”;

•
the notion of a “Cardinal Act”, a type of Act which may only be passed, modified or repealed by the votes of two-thirds of the present Members of Parliament;

•
the principle of balanced, transparent and sustainable management of the budget, to be enforced primarily by Parliament and the Government;

•
the notion of autonomous regulatory organizations, to be established by a Cardinal Act of Parliament;

•
the main responsibilities of the Constitutional Court;

•
the function of the Commissioner for Fundamental Rights;

•
the framework rules for public finances;

•
limitations on the level of government debt; and

•
the fundamental rules for the responsibilities and composition of the Budgetary Council and rules for the appointment of its president.

The President of Hungary is the head of the state, elected by Parliament for a term of five years. The President may, but need not, be elected from among the members of Parliament (but cannot be both President and a member of Parliament at the same time). The President may be re-elected only once. The President’s authority is limited. Most actions taken by the President require the countersignature of the Prime Minister or another minister.
The Government consists of the Prime Minister and other ministers forming the Cabinet (currently fourteen ministers, including one deputy prime minister). The Government is charged with the executive function of Hungary and with proposing legislation to Parliament. The Prime Minister and the Government’s program is approved by a simple majority vote of Parliament. The Prime Minister is nominated by the

President of Hungary and elected by Parliament to serve for four years. If the Prime Minister loses his or her office for any reason, such as resignation, death or removal through a no-confidence vote, and the Government therefore loses its mandate, a new Prime Minister would be elected by Parliament with a mandate that expires after the next general election. The other ministers in the Cabinet are nominated by the Prime Minister and appointed and removed by the President. There is one deputy prime minister nominated by the Prime Minister, who would replace the Prime Minister if he or she loses office by reason of death, loss of voting right or conflict of interest until the new Prime Minister is elected. On May 24, 2022, the current Government was formally inaugurated. In the current governmental structure, the Minister of Finance is responsible for public finances.
The single-chamber Hungarian Parliament is the country’s supreme legislative body. Parliament elects the President, the Prime Minister, the members and President of the Constitutional Court, the President of the State Audit Office, the President of the Supreme Court (the Curia), the President of the Supreme Court of Administration and the Attorney General.
Members of Parliament are elected by popular vote for four-year terms. Elections are held using a combination of individual constituency voting (the candidate receiving the most votes in a particular district being elected from that district) and proportional voting (parties receiving at least 5% of the popular vote proportionally divide a fixed number of seats). Hungary last held Parliamentary elections in April 2022. The next Parliamentary elections are scheduled to be held in 2026.
The Hungarian judiciary consists of the Curia (prior to January 1, 2012, known as the Supreme Court), the county tribunals (prior to January 1, 2012, known as the county courts), the Metropolitan Tribunal of Budapest (prior to January 1, 2012, known as the Metropolitan Court of Budapest), the district courts (prior to January 1, 2013, known as the local courts) and the labor courts. Legislation may provide for special courts to be convened for certain types of cases. Five Courts of Appeal located in Budapest, Pécs, Szeged, Debrecen and Győr have regional jurisdiction. The Curia sets guidelines for the judicial process of every court. Resolutions concerning uniformity are binding on all courts. Judges are independent and are subordinate only to the law. District courts have original jurisdiction. The Courts of Appeal, the county tribunals and the Metropolitan Tribunal of Budapest have both original and appellate jurisdiction. The President of Hungary nominates, and Parliament elects, the President of the Curia. The President of the Curia nominates, and the President of Hungary appoints, the Vice-Presidents of the Curia. The President of Hungary also appoints and removes professional (non-arbitration) judges. The President of Hungary may only remove professional judges by following certain procedures prescribed by law.
The Constitutional Court is separate from the regular Hungarian judiciary. It decides the constitutionality of legislation and other actions as set forth in the Hungarian Constitution. The Constitutional Court may annul those provisions of a law or legal measure requested to be reviewed that it determines to be unconstitutional, unless other provisions that were not requested to be reviewed are closely connected to the provisions to be reviewed. Any person may initiate proceedings in the Constitutional Court to address issues within its jurisdiction. The New Constitution includes changes to the main responsibilities of the Constitutional Court, entitling the Constitutional Court to annul a legal rule or a single judgment or to apply other specific legal consequences set forth by Cardinal Act only if such legal rule or judgment is contrary to the Constitution or an international agreement of Hungary. The New Constitution also increases the number of members on the Constitutional Court to 15 and the term of their mandates to 12 years. Members and the President of the Constitutional Court are elected by a two-thirds majority of the Members of Parliament, and Members of the Constitutional Court may not be re-elected.
Hungary held Parliamentary elections in April 2022. Nominees of the following parties won seats: the electoral partnership pairing Fidesz-Hungarian Civic Union (“Fidesz”) and the Christian Democrats People’s Party (“CDPP”), Mi Hazánk Mozgalom (“Mi Hazánk”), the electoral partnership of Democratic Coalition (“DK”), Jobbik — Movement for a Better Hungary (“Jobbik”), LMP — Politics Can Be Different (“LMP”), Momentum (“Momentum”), Hungarian Socialist Party (“HSP”) and Párbeszéd (“Párbeszéd”). In addition, one representative of Country Self-Governance of Germans in Hungary (Landesselbsverwaltung der Ungarndeutschen — “LdU”) was elected. Fidesz and CDPP formed an alliance before the elections and submitted a joint list of nominees.

Fidesz-CDPP obtained a majority of the Parliamentary seats in the 2022 elections. Fidesz-CDPP formed a government with a total of 135 of the 199 Parliamentary seats. Mr. Viktor Orbán was proposed by the President of Hungary and was re-elected by Parliament to serve as the Prime Minister.
Selected Hungarian Economic Indicators
The following tables set out certain macroeconomic statistics regarding Hungary for the periods indicated:
	For the year ended December 31,					For the three- month period ended
	2017	2018	2019	2020	2021	March 31, 2022	June 30, 2022
Economic Data(2)
Nominal GDP (HUF billions)	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6	13,823.5	16,398.6
Real GDP (growth in %)	4.3	5.4	4.9	(4.5)	7.1	8.2	6.5
Real exports (growth in %)	6.5	5.0	5.4	(6.1)	10.3	5.1	7.6
Real imports (growth in %)	8.4	7.0	8.2	(3.9)	9.1	8.4	7.0
Rate of unemployment (%)	4.0	3.6	3.3	4.1	4.1	3.7	3.2
Consumer prices (growth in %)	2.4	2.8	3.4	3.3	5.1	8.2(3)	9.4(4)
Producer prices (growth in %)	3.3	5.5	2.1	4.2	13.5	23.6(3)	27.8(4)
State Budget; Public and External Debt(5)
State budget surplus/(deficit) (HUF billions)	(1,318.5)	(1,205.6)	(1,207.7)	(5,436.4)	(4,724.8)	(2,309.4)(8)	(2,892.3)(6)
as a % of GDP	(3.4)	(2.8)	(2.5)	(11.2)	(8.6)	n/a(1)	n/a(1)
Total revenues (HUF billions)	17,344.2	18,459.2	20,270.2	20,671.8	22,091.5	7,057.6(8)	14,424.6(6)
as a % of GDP	44.2	42.5	42.5	42.7	40.1	n/a(1)	n/a(1)
Public debt (HUF billions), unconsolidated	26,746.2	28,688.2	29,682.0	36,684.3	40,697.0	42,333.5	44,280.2
as a % of GDP	68.1	66.1	62.3	75.8	73.8	n/a(1)	n/a(1)
External public debt (HUF billions)	5,782.5	5,724.8	5,121.2	7,318.2	8,395.2	8,676.1	10,246.7
as a % of GDP	14.7	13.2	10.7	15.1	15.2	n/a(1)	n/a(1)
Balance of Payments Data(7)
Current account (EUR billions)	2.5	0.2	(1.1)	(1.6)	(6.4)	(2.5)	(2.6)
Exports (EUR billions)(9)	109.1	113.9	119.4	108.5	125.4	35.4	37.6
Imports (EUR billions)(9)	100.4	108.1	116.0	105.9	124.9	36.9	38.5
NBH’s foreign exchange reserves (EUR billions)	23.4	27.4	28.4	33.7	38.4	37.0	37.5

Sources: Hungarian Central Statistical Office (“HCSO”), NBH, Ministry of Finance
Notes:
(1)
n/a: Not available.

(2)
Derived from data published by the HCSO.

(3)
Average data for the first three months of the year.

(4)
Average data for the first six months of the year.

(5)
Derived from the government budget as published by the Ministry of Finance, according to the GFS methodology excluding privatization receipts.

(6)
Non-consolidated data excluding local governments, data for the first six months of 2022.

(7)
Derived from data published by the NBH.

(8)
Non-consolidated data excluding local governments, data for the first three months of 2022.

(9)
Including goods and services.

The Notes and the Offering
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.
Issuer:
Hungary
Securities Offered:
US$     7.625% Notes due 2041.
Maturity Date:
March 29, 2041.
Issue Price of the Notes:
    % of the principal amount of the Notes, plus accrued and unpaid interest from and including September 29, 2022, to but excluding the delivery date.
Issue Date:
The Notes are expected to be issued on or about       , 2022.
Interest Rate:
7.625% per annum.
Interest Calculations:
Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:
March 29 and September 29 of each year, commencing March 29, 2023.
Redemption:
The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.
Ranking:
The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally, without any preference among themselves, in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the Notes are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.
Reopening:
The Notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, Hungary’s US$750,000,000 7.625% Notes due 2041 which were issued on March 29, 2011 and US$500,000,000 7.625% Notes due 2041 which were issued on April 11, 2011. Following the issuance of the Notes pursuant to this prospectus supplement, the aggregate principal amount of the 7.625% Notes due 2041 will be US$      .
Markets:
The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting — Notice to Investors.”
Listing and Admission to Trading:
Application will be made to list and trade the Notes on the London Stock Exchange.
Risk Factors:
Risks relating to the Notes:

•
The trading market for the Notes may be volatile and may be adversely impacted by many factors.

•
There may be no active trading market for the Notes.

•
Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

•
Economic disruption in Europe could have an adverse effect on the value of the Notes.

•
The Notes may not be a suitable investment for all investors.

•
The Notes are unsecured.

•
The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.

•
Legal investment considerations may restrict certain investments.

•
Hungary is a sovereign state and accordingly it may be difficult to enforce judgments or awards against certain assets.

•
The worldwide economic effects of the outbreak of the Coronavirus could adversely affect Hungary’s economy

•
The recognition or enforcement of judgments rendered by a non-EU foreign court by Hungarian courts

•
Hungary’s economy and economic growth might be affected by eventual adverse external factors.

•
The ongoing conflict between Russia and Ukraine could negatively impact Hungary.

•
Hungary is highly dependent on Russian energy imports and a disruption in energy imports from Russia could have a material adverse impact on Hungary’s economy and adversely affect Hungary’s financial and economic stability.

•
The tapering of the ongoing quantitative easing programs of the European Central Bank or other changes to EU funding could have a material adverse impact on Hungary’s capital market and adversely affect Hungary’s financial stability.

Form:
The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.
Clearance and Settlement:
Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC or indirectly through organizations that are participants in such systems, including Euroclear or Clearstream. See “Description of Notes — Global Clearance and Settlement.”
Paying Agent:
Citibank, N.A.
Payment of Principal and Interest:
Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See “Description of the Notes — Payments” and “—Global Clearance and Settlement.”
Fiscal Agency Agreement:
The Notes will be issued pursuant to the Fiscal Agency Agreement, dated as of January 29, 2010, among Hungary, the Fiscal Agent and the Paying Agent.
Fiscal Agent:
Citibank, N.A.
Default:
The Notes will contain events of default, the occurrence of which may result in the acceleration of Hungary’s obligations under the Notes prior to maturity. See “Description of the Debt Securities — Events of Default and Acceleration; Collective Action Securities — Event of Default; Event of Acceleration” in the accompanying Prospectus.
Collective Action Securities:
The Notes will be collective action securities under the Fiscal Agency Agreement. The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by Hungary and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Hungary may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding Notes. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled “Description of the Debt Securities — Events of Default and Acceleration; Collective Action Securities — Event of Default; Event of Acceleration” and “— Meeting of Holders of Debt Securities; Modification” in the accompanying Prospectus.
Sinking Fund:
None.
Taxation:
For a discussion of United States and Hungarian tax consequences associated with the Notes, see “Taxation” in this Prospectus Supplement. Investors should consult their tax advisors in determining the non-U.S., U.S. federal, state, and local, and any other tax consequences to them of the purchase, ownership and disposition of the Notes.
Principal of and interest on the Notes are payable by Hungary without withholding or deduction for Hungarian withholding taxes to the extent set forth herein. See “Description of the Notes — Hungarian Taxation.”
Governing Law:
The Notes will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York, except for Hungary’s authorization and execution procedures and any other matters that must be governed by the laws of Hungary.
ISIN:
US445545AF36
CUSIP:
445545AF3
Common Code:
061189734

RISK FACTORS
You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on Hungary or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:
Risks Relating to the Notes
The trading market for the Notes may be volatile and may be adversely impacted by many factors.
The market for the Notes issued by Hungary is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.
Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.
An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which Hungary has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.
This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.
Economic disruption in Europe could have an adverse effect on the value of the Notes.
The value of the Notes is affected by current global economic conditions, including regional and international rates of economic growth. Developments in the global economy, including the British exit from the European Union, have led to increased market volatility in Europe. As a result of the sovereign debt crisis in Europe, there was significant price volatility in the secondary market for sovereign debt of European and other nations at the beginning of the last decade. Europe has appeared to begin recovering from that sovereign debt crisis, with some Eurozone countries experiencing moderate growth, yet it continues to face uncertainty. If such price volatility resumes, it could lead to a decline in the recoverability and value of the Notes.
The COVID-19 pandemic and the measures taken to combat its spread adversely affected and may continue to adversely affect the economic performance of the Eurozone. Due to the strong trade and financial links between countries in the European Union, continued sluggish economic growth or negative growth in the European Union, and in particular in the Eurozone, could adversely affect the value of the Notes.

Additionally, the European economy has recently been impacted by Russia’s military activity in Ukraine and the related economic sanctions imposed on certain Russian entities and persons by many countries. In particular, financial and commodity markets have experienced significant volatility and energy prices have increased mainly due to concerns regarding disruptions in oil and natural gas supply. The potential impact of these developments on the value of the Notes is uncertain.
The Notes may not be a suitable investment for all investors.
You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:
(i)   have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;
(ii)   have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;
(iii)   have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;
(iv)   understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and
(v)   be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.
The Notes are unsecured.
The Notes constitute unsecured obligations of Hungary.
The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.
The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Debt Securities — Events of Default and Acceleration; Collective Action Securities — Event of Default; Event of Acceleration” and “— Meeting of Holders of Debt Securities; Modifications” in the accompanying Prospectus.
Legal investment considerations may restrict certain investments.
The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.
Hungary is a sovereign state and accordingly it may be difficult to enforce judgments or awards against certain assets.
Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in the City of New York. Hungary will irrevocably waive immunity in connection with any action arising out of or based upon the Notes brought by any holder of Notes. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled to sovereign immunity with respect to such action. Hungary has also waived immunity in connection with enforcement against Hungary and its assets. However, such waiver of immunity is subject to exclusions in respect of certain assets as set out below. In addition, the Issuer reserves the right to plead sovereign immunity under the US Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under any United States federal or State securities law.
In the event that a claimant seeks to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary’s waiver of sovereign immunity. Save as necessary to ensure the effectiveness of service, Hungary does not agree to waive immunity with respect to: (i) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (ii) “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (iii) any other property or assets used solely for official non commercial state purposes in Hungary or elsewhere; (iv) military property or military assets of Hungary related thereto; or (v) any non transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws.
There is a risk that, notwithstanding the waiver of sovereign immunity by Hungary, a claimant will not be able to enforce a court judgment against certain assets of Hungary in certain jurisdictions (including the imposition of any arrest order or attachment or seizure of such assets and their subsequent sale) without Hungary having specifically consented to such enforcement at the time when the enforcement is sought.
The recognition or enforcement of judgments rendered by a non-EU foreign court by Hungarian courts
The recognition or enforcement of any judgment rendered by a non-EU foreign court may be limited in accordance with the Convention on Choice of Court Agreements done at The Hague on June 30, 2005 (the “Hague Convention”) and Act XXVIII of 2017 on Private International Law (the “Conflicts Law”).
Based on the provisions of the Conflicts Law, judgments of a non-EU foreign court can be recognised and enforced by the Hungarian courts if the parties to the dispute have agreed to the jurisdiction of the non-EU foreign court and the agreement on jurisdiction satisfies the formality requirements of Hungarian law. Under Hungarian law, an agreement on jurisdiction can be made by the parties (i) in writing, (ii) verbally, if evidenced in writing, (iii) in a form which complies with the practices previously formed among the parties or (iv) in terms of international trade, also in a form which complies with commercial practice in such trade and of which the parties should have been aware.
Risks Relating to Hungary
The worldwide economic effects of the outbreak of the Coronavirus could adversely affect Hungary’s economy.
The outbreak of Coronavirus disease 2019 (“COVID 19”) has had an adverse economic impact. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID 19 a public health emergency of international concern and on March 11, 2020, declared the outbreak a pandemic. COVID 19 has had numerous worldwide effects on general commercial activity. In Hungary, following the discovery of the first case of COVID 19 in the country, the government implemented various protective measures, including declaring a state of danger to cope with the first wave of the pandemic with effect from March 11, 2020, decreeing a national curfew, suspending international passenger flights and extending tax amnesty. Thereafter, to combat the second wave of the pandemic, the government reintroduced the state of danger on November 4, 2020, and it expired on June 1, 2022.
As of May 5, 2022, Hungary had administered 16,083,906 doses of COVID-19 vaccines to its population, with 63.1% of the total Hungarian population, and 71.3% of the Hungarian population over 18 years of age, having been fully vaccinated.
As a result of the economic slowdown caused by the COVID 19 pandemic, Hungary’s GDP contracted by 5.0% in 2020 and increased by 7.1% in 2021. At this time, given the uncertainty of the lasting effect of

COVID 19, any further impact on Hungary’s economy cannot be determined. In the medium to long term, if the spread of COVID 19 is prolonged, it could continue to significantly adversely affect the economies and financial markets of Hungary and of many other countries, resulting in an economic downturn that could, among other effects, reduce international trade flows. The occurrence of these events could continue to have an adverse effect on Hungary’s economy.
Hungary’s economy and economic growth might be affected by eventual adverse external factors.
As with most countries, Hungary’s economy and macroeconomic goals might be susceptible to eventual adverse external factors, including the ongoing instability in the European banking system and weakness of the sovereign debt market of certain members of the European Monetary System. The occurrence of disruptive external political events, including sanctions, embargoes and asset freezes, civil unrest, actual or threatened acts of war, escalation of current hostilities, or any other military or trade disruptions, may adversely impact Hungary’s economy by causing, among other things, supply chain disruptions and market volatility. If global economic growth stalls and Hungary’s primary trading partners experience economic difficulties, it could result in lower export earnings by Hungary, which relies on the export market. The European Union, particularly Germany, is Hungary’s largest export market. A decline in demand for imports from Hungary’s major trading partners, such as the European Union, from whatever source, could have a material adverse impact on Hungary’s balance of trade and adversely affect Hungary’s economic growth.
The ongoing conflict between Russia and Ukraine could negatively impact Hungary.
On February 21, 2022, Russia recognized the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine and in the following days ordered Russian troops into these regions, commencing a military operation against Ukraine. In response to Russia’s military operation in Ukraine, the governments of the United States, the United Kingdom, the European Union, Japan and other countries have announced the imposition of extensive sanctions on certain industry sectors in Russia and the regions of Donetsk and Luhansk and on certain individuals in Russia and abroad. The sanctions announced to date include restrictions on selling or importing goods, services or technology in or from affected regions, travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia, severing Russia’s largest bank from the U.S. financial system, removal of certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) system, barring some Russian enterprises from raising money in the U.S. market and blocking the access of certain Russian banks to financial markets. Additionally, on June 3, 2022, the European Commission announced the adoption of the sixth package of restrictive measures against Russia imposing an embargo on approximately 90% of Russian crude oil exports to the EU by the end of 2022. Russian pipeline oil exports to the EU (such as those to Hungary) are currently exempted from the embargo. However, if a more comprehensive embargo is put into effect, substitution may not be possible because Hungary’s refinery is not set up for other types of oil. The United States and other countries could also impose wider sanctions and take other actions should the conflict escalate further.
Hungary has economic relations with both Ukraine and Russia. Hungary’s primary external source of energy is gas and oil imported from Russia. Hungary and Russia also cooperate on other matters, including the ongoing construction of the Paks Nuclear Power Plant in Hungary. Because of Hungary’s close relationship with, and geographic proximity to, both countries, the current hostilities between Russia and Ukraine are likely to have an increasingly adverse effect on Hungary’s political, economic and financial position, especially if Hungary were to be required to source its energy needs elsewhere.
Further, Hungary has contractual obligations with Russian counterparties that may be affected by current sanctions. Due to the broad economic sanctions imposed on Russian entities and persons, Hungary could experience increased credit risk and defaults on loans to counterparties in Russia. Although Hungary has established policies to ensure that these activities are conducted in compliance with applicable laws and regulations, including applicable sanctions, any actual or perceived failure to comply with applicable laws and regulations could result in regulatory actions against Hungary, such as secondary sanctions. In addition, Hungary’s participation in transactions with sanctioned entities may lead some potential counterparties and investors to avoid doing business with Hungary or investing in its securities.

As a result of these factors, Hungary’s budgetary and financial condition could be negatively impacted.
Hungary is highly dependent on Russian energy imports and a disruption in energy imports from Russia could have a material adverse impact on Hungary’s economy and adversely affect Hungary’s financial and economic stability.
Hungary is highly dependent on Russian energy imports. The Russian share of natural gas imports to Hungary is approximately 85% to 95%, while that of crude oil is approximately 60% to 75% Russian natural gas and crude oil imports cannot be replaced in the short term. The transition to alternative oil supply would require an estimated investment of several hundred million dollars and a 2- to 4-year transition period for the Hungarian oil industry. Hungary, is a land-locked country with an established pipeline system for natural gas and oil imports from Russian. Hungary has limited scope to fully replace Russian imports. While imports of LNG from Croatia have the potential to gradually reduce the share of Russian gas imports, this would require a substantial increase in supply from Croatia. Nuclear energy accounts for 46% of the total electricity generation in Hungary and nuclear fuel is imported in its entirety from Russia.
For all these reasons, a possible failure, disruption or material decrease in energy imports from Russian energy sources could lead to an almost complete economic shutdown particularly during the colder months of the year. The economic and social consequences would be negative and unpredictable, and Hungary’s economy could suffer a material adverse impact.
The tapering of the ongoing quantitative easing programs of the European Central Bank or other changes to EU funding could have a material adverse impact on Hungary’s capital market and adversely affect Hungary’s financial stability.
The monetary policy of the European Central Bank has substantial indirect effect on the Hungarian capital market. The possible termination of the ongoing quantitative easing programs of the European Central Bank could set the stage for higher interest rates in the future. A tighter ECB monetary policy stance could have a material adverse impact on Hungary’s capital markets and the government’s borrowing costs, negatively impacting Hungary’s fiscal position. Hungary’s ESA-based fiscal deficit was 7.8% of GDP in 2020 and 6.8% of GDP in 2021, and Hungary currently has high fiscal financing requirements, partly due to the ongoing COVID-19 pandemic.
On April 27, 2022, the European Commission sent a formal notification to the Hungarian Government on the launch of the conditionality mechanism which would condition a portion of the disbursement of EU funds on Hungary’s compliance with the rule of law. The formal notification is an initial step in the process of activating the conditionality mechanism. After receiving the notification, Hungary will have several (at least one to three) months to comment, provide relevant information and propose remedial measures in response to the Commission’s findings. Then, the process involves a lengthy (at least approximately six to nine month) dialogue between the Commission and Hungary, during which the European Commission will assess whether a rule of law deficiency exists, and whether a direct link can be established between any rule of law deficiency and European budget interests.
On September 26, 2022, the Government submitted a second package of bills to Parliament related to the EU’s conditionality procedure. The package contains amendments to legislation regarding oversight of the use of EU funding with the aim of reaching an agreement with the European Commission. On November 23, 2022, the Government announced that Parliament approved an amendment to the Directorate General for the Audit of European Union Funds (EUTAF) along with bills aimed at bringing the EU’s conditionality procedure to a conclusion. Under the amendments, the EUTAF will become an autonomous state administrative body with the aim of creating a system that allows for more effective oversight of EU funds. See “Recent Developments — Public Finance”.
If, at the end of the procedure, the Commission determines that such deficiencies still exist, a proportionate part of the EUR 5.85 billion from the EU’s Recovery and Resilience Facility (“RRF”) funding that Hungary expects to receive between 2022 and 2026 could be withheld to offset the budgetary effects of such deficiencies, if any. The exact proportion of the funds that may be withheld, if any, is uncertain. The objective of the process to remedy any identified deficiencies and its consultative nature gives ample opportunity to both parties to find the appropriate compromise remedial solutions.

Any deterioration in the relationship between Hungary and the European Commission, or any material reduction in EU funds to be disbursed to Hungary going forward (e.g., if the European Council, upon the proposal of the European Commission, ultimately adopts a decision on implementing the measures (e.g. reduction of foreseen payments)), could have a material adverse impact on Hungary’s budgetary and financial condition.
There can be no assurance that Hungary’s credit rating will not change.
Long-term foreign currency and local currency debt of Hungary is currently rated BBB by Standard & Poor’s and Baa2 by Moody’s. Hungary’s foreign currency and local currency sovereign credit rating issued by Fitch Ratings is currently BBB. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.
Rating agencies continue to assess rating levels, including to monitor the potential impact of the COVID-19 pandemic generally. There can be no assurance that the rating or outlook of Hungary will not be placed on watch or be subject to change in the future, whether due to the economic impact of the COVID-19 pandemic, the macro-economic environment or otherwise. A downgrade in rating or a negative change in outlook could have a materially adverse impact on the cost of funding of Hungary, and could have a further impact on the Hungarian economy including on the GDP and budget.

RECENT DEVELOPMENTS
The information included in this section supplements the information about Hungary contained in Hungary’s Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.
Foreign Exchange
Except as otherwise specified, all amounts in this report are expressed in Hungarian forints (“forint” or “HUF”), in euro (“euro” or “EUR”) and in U.S. dollars (“USD”). All currency conversions in this report are at the National Bank of Hungary’s (the “NBH”) official middle rate of exchange on a particular date or calculated at the average of the middle rates of exchange for a particular period. For your convenience, we have converted certain amounts from forint into USD and/or euro at the average exchange rate for each relevant period or the exchange rate in effect on a given date.
On October 31, 2022, the official middle exchange rates were HUF414.46 = USD1.00 and HUF412.01 = EUR1.00. For information on the convertibility of the forint, see “Monetary and Financial System — Exchange Rate Policy — Foreign Exchange and Convertibility of the Forint.”
Overview of Hungary
Recent Parliamentary Elections
Hungary held Parliamentary elections in April 2022. Nominees of the following parties won seats: the electoral partnership pairing Fidesz-Hungarian Civic Union (“Fidesz”) and the Christian Democrats People’s Party (“CDPP”), Mi Hazánk Mozgalom (“Mi Hazánk”), the electoral partnership of Democratic Coalition (“DK”), Jobbik — Movement for a Better Hungary (“Jobbik”), LMP — Politics Can Be Different (“LMP”), Momentum (“Momentum”), Hungarian Socialist Party (“HSP”) and Párbeszéd (“Párbeszéd”). In addition, one representative of Country Self-Governance of Germans in Hungary (Landesselbsverwaltung der Ungarndeutschen — “LdU”) was elected. Fidesz and CDPP formed an alliance before the elections and submitted a joint list of nominees.
Table 1: Composition of Parliament as of November 25, 2022
	Number of seats	Share of seats
		(%)
Fidesz	116	58.3
CDPP	19	9.5
Jobbik	9	4.5
HSP	10	5.0
DK	15	7.5
LMP	5	2.5
Mi Hazánk	6	3.0
Momentum	10	5.0
Párbeszéd	6	3.0
LdU	1	0.5
Independent Representatives	2	1.0
Total	199	100.00

Source: Parliament of Hungary

The Economy
Background
The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the Hungarian economy during the last thirty years can be characterized by economic dislocation at the beginning of the 1990s, with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:
(1)
An ambitious privatization program — the vast majority of Hungary’s large state-owned enterprises have been privatized. See “Privatization”;

(2)
A shift in exports from countries formerly participating in the Council for Mutual Economic Assistance (“COMECON”) to those of Western Europe and other industrialized countries. Currently, approximately three-quarters of Hungarian exports are to EU markets. See “Balance of Payments and Foreign Trade — Foreign Trade”;

(3)
The ratios of gross and net external debt (excluding intercompany loans) to GDP declined in the second half of the 1990s, but rose steadily from 2002 to 2009 before declining until 2019. In 2021, the gross and net external debt to GDP ratios increased to 60.7% and 10.7%, respectively. Meanwhile, the ratio of public sector debt to GDP, according to EU methodology, decreased from 71.4% in 1996 to 52.3% in 2001, but has increased since 2001, reaching 76.8% in 2021. See “National Debt”;

(4)
GDP grew by 4.3%, 5.4% and 4.9% in 2017, 2018 and 2019, respectively. GDP decreased by 4.5% in 2020, grew by 7.1% in 2021, and increased by 8.2%, by 6.5% and by 4.0% in the first, second and third quarter of 2022, respectively. See “— Gross Domestic Product”;

(5)
Inflation decreased dramatically from 28.3% at the end of 1995 to 2.3% as of April 2006, partly as a result of the reduction of the VAT rate. Price levels dropped by 0.9% in December 2014 mainly as a result of lower energy and food prices and a significant drop in certain public administered prices. Until December 2019, the inflation rate increased gradually to 4.0%, mainly due to increasing food price inflation and indirect tax hikes. The inflation rate decreased to 2.7% in December 2020, but increased to 7.4% in December 2021 and to 21.1% in October 2022, partly due to increasing food and fuel prices. See “— Inflation”;

(6)
Foreign direct investment (the total amount of capital invested in Hungary from abroad) has generally increased since 1995, reaching EUR118.8 billion cumulatively, as of the end of the second quarter of 2022. During the first half of 2022, the balance of net direct investment amounted to a EUR974 million outflow, compared to a EUR243 million outflow during the corresponding period of 2021. See “Balance of Payments and Foreign Trade — Foreign Direct Investment”;

(7)
The general government deficit (according to ESA methodology) as a percentage of GDP amounted to 2.5% in 2017, decreased to 2.1% in 2018, decreased to 2.0% in 2019, increased to 7.5% in 2020 and decreased to 7.1% in 2021; and

(8)
The current account had a surplus from 2010 to 2018 and had a deficit in 2019, 2020 and 2021. The surplus amounted to EUR2,536 million in 2017 and EUR216 million in 2018. The current account had a deficit in the amount of EUR1,148 million in 2019, EUR1,561 million in 2020 and EUR6,426 million in 2021.

Gross Domestic Product
The following table presents the nominal GDP at current market prices, as well as real GDP growth rates, per capita GDP and USD equivalents for the periods indicated:

Table 2: Gross Domestic Product
	For the year ended December 31,					For the six months ended June 30,
	2017	2018	2019	2020	2021	2022
Nominal GDP (HUF billions)	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6	30,222.1
Annual real GDP growth rate (%)	4.3	5.4	4.9	(4.5)	7.1	7.3
Per capita GDP (HUF thousands)	4,012.6	4,438.3	4,878.1	4,965.2	5,677.3	3,105.8(1)
GDP (USD billions)	143.2	160.5	164.0	157.2	181.8	88.0(2)
Per capita GDP (USD)	14,630	16,423	16,784	16,124	18,719	9,079(1)(2)

Source: HCSO
Notes:
(1)
Calculated according to population as of the beginning of the corresponding year.

(2)
Calculated according to the average HUF/USD exchange rate of the corresponding period calculated by the NBH.

The following table shows the sectoral composition of GDP in each of the periods indicated:
Table 3: Sectoral Composition of GDP
	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(HUF billions)
Agriculture, forestry and fishing	1,474.5	1,512.6	1,588.7	1,641.9	1,849.2
Mining and quarrying	64.8	103.3	147.2	104.2	154.5
Manufacturing	7,511.9	8,028.0	8,311.1	8,385.5	9,344.9
Electricity, gas, steam and air conditioning supply	582.3	583.5	688.9	670.1	655.2
Water supply; sewerage, waste management and remediation activities	314.9	312.9	328.4	323.1	360.3
Industry total	8,473.9	9,027.6	9,475.6	9,483.0	10,514.9
Construction	1,411.4	1,855.6	2,305.7	2,327.8	2,854.2
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,428.0	3,862.6	4,167.9	4,422.9	5,034.1
Transportation and storage	2,053.2	2,230.9	2,451.7	2,347.1	2,419.4
Accommodation and food service activities	599.9	698.2	792.3	514.0	747.0
Information and communication	1,634.9	1,792.8	1,985.8	2,120.2	2,564.3
Financial and insurance activities	1,196.6	1,287.0	1,513.2	1,615.7	1,838.4
Real estate activities	2,999.9	3,437.2	4,014.3	4,209.8	4,890.7
Professional, scientific and technical activities	2,002.0	2,256.1	2,509.5	2,628.1	3,025.9
Administrative and support service activities	1,307.2	1,419.3	1,549.0	1,373.0	1,725.1
Public administration and defence; compulsory social security	2,726.5	2,894.6	3,164.1	3,301.9	3,584.7
Education	1,524.5	1,637.0	1,773.0	1,846.2	2,016.4
Human health and social work activities	1,497.6	1,665.1	1,778.4	1,974.3	2,346.0
Arts, entertainment and recreation	482.8	532.2	590.5	539.6	657.4
Other service activities	489.7	521.1	589.2	505.9	570.0
Activities of households	6.5	11.9	8.9	9.1	8.8
Taxes less subsidies on products	5,965.8	6,744.5	7,407.1	7,551.0	8,479.1
Gross domestic product (at purchasers’ prices)	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6

Source: HCSO
Notes:
(1)
Preliminary data. The sectoral breakdown of preliminary data differs slightly relative to the sectoral breakdown of final data.

The following table shows the sectoral composition of GDP for the six-month period ended June 30, 2022:
Table 4: Sectoral Composition of GDP
For the six-month period ended June 30, 2022(1)
(HUF billions)
Agriculture, forestry and fishing	666.8
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	5,743.2
Of which: manufacturing	5,215.9
Construction	1,378.9
Services, total	17,681.9
Of which: wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	3,127.4
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	2,621.7
within it: accommodation and food service activities	505.8
Of which: transportation and storage	1,405.8
Of which: information and communication	1,363.2
Of which: financial and insurance activities	972.2
Of which: real estate activities	2,900.4
Of which: professional, scientific and technical activities; administrative and support service activities	2,644.0
Of which: public administration and defence; compulsory social security; education; human health and social work activities	4,603.9
within it: public administration and defence; compulsory social security	2,212.8
within it: education	1,118.8
within it: human health and social work activities	1,272.4
Of which: arts, entertainment and recreation, repair of household goods and other services	665.0
Taxes less subsidies on products	4,751.3
Gross domestic product, total (at purchaser’s prices)	30,222.1

Source: HCSO
Notes:
(1)
Preliminary data. The sectoral breakdown of preliminary data differs slightly relative to the sectoral breakdown of final data.

The following table shows GDP expenditures at current prices in each of the periods indicated:

Table 5: Composition of GDP by Expenditure
	For the year ended December 31,					For the six-month period ended June 30,
	2017	2018	2019	2020	2021(1)	2022(1)
	(HUF billions)
Household final consumption expenditure	18,938.9	20,506.5	22,547.2	22,946.6	25,555.4	14,934.5
Social transfers in kind from government	3,818.3	4,040.3	4,302.0	4,711.3	5,326.4	2,944.1
Social transfers in kind from NPISHs(2)	735.1	860.6	914.8	1,021.7	1,078.6	590.9
Actual final consumption of households	23,492.3	25,407.4	27,764.0	28,679.6	31,960.5	18,469.5
Actual final consumption of government	4,112.4	4,502.8	5,262.8	5,604.4	6,187.2	3,526.6
Actual final consumption, total	27,604.7	29,910.2	33,026.8	34,284.0	38,147.7	21,996.1
Gross fixed capital formation	8,698.6	10,729.9	12,873.3	12,841.3	14,987.9	7,912.6
Changes in inventories	305.0	832.8	585.8	297.9	1,750.5	1,182.9
Acquisitions less disposals of valuables	70.1	69.5	78.7	54.6	72.7	44.1
Gross capital formation, total	9,073.7	11,632.2	13,537.7	13,193.8	16,811.2	9,139.6
Domestic use, total	36,678.5	41,542.4	46,564.5	47,477.8	54,958.9	31,135.7
Exports goods	26,379.8	28,233.9	30,103.8	31,144.7	37,028.7	22,663.8
Exports services	7,364.9	8,104.8	8,764.9	6,969.0	7,924.6	4,702.6
Exports total	33,744.7	36,338.7	38,868.6	38,113.7	44,953.3	27,366.4
Imports goods	25,930.5	28,969.4	31,310.0	31,609.8	38,660.7	24,728.5
Imports services	5,217.9	5,525.3	6,458.2	5,570.1	6,125.9	3,551.4
Imports total	31,148.4	34,494.7	37,768.3	37,180.0	44,786.6	28,279.9
External balance goods	449.4	(735.6)	(1,206.3)	(465.1)	(1,632.1)	(2,064.7)
External balance services	2,147.0	2,579.6	2,306.6	1,398.9	1,798.7	1,151.2
External balance total	2,596.3	1,844.0	1,100.4	933.8	166.7	(913.6)
Gross domestic product, total total	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6	30,222.1

Source: HCSO
Notes:
(1)
Preliminary data.

(2)
Non-profit institutions serving households.

The following table shows the volume indices of GDP expenditures in each of the periods indicated:

Table 6: Volume Indices of GDP
	For the year ended December 31,					For the six-month period ended June 30,
	2017	2018	2019	2020	2021(2)	2022(2)
	(Corresponding period of the previous year = 100)
Household final consumption expenditure	104.7	104.8	105.1	98.7	105.0	111.1
Social transfers in kind from government	101.7	99.3	101.9	94.2	100.7	105.5
Social transfers in kind from NPISHs	114.6	112.9	101.9	103.4	101.7	101.8
Actual final consumption of households	104.5	104.2	104.5	98.1	104.2	109.9
Actual final consumption of government	103.8	104.2	109.4	103.9	103.1	102.5
Actual final consumption, total	104.4	104.2	105.2	99.0	104.0	108.7
Gross fixed capital formation	119.7	116.3	112.8	92.9	105.2	107.9
Changes in inventories(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Acquisitions less disposals of valuables(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Gross capital formation, total	110.1	115.9	112.1	93.2	111.7	109.2
Domestic use, total	105.7	107.1	107.1	97.4	106.2	108.6
Exports goods	106.2	104.0	104.8	98.8	110.3	103.2
Exports services	107.6	108.5	107.5	77.0	109.9	122.8
Exports total	106.5	105.0	105.4	93.9	110.3	106.4
Imports goods	109.1	107.5	106.8	98.3	109.4	105.6
Imports services	105.1	104.5	115.5	85.6	107.6	121.0
Imports total	108.4	107.0	108.2	96.1	109.1	107.7
External balance goods(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
External balance services(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
External balance total(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Gross domestic product, total total	104.3	105.4	104.9	95.5	107.1	107.3

Source: HCSO
Notes:
(1)
n/a: Not available.

(2)
Preliminary data.

In 2017, the GDP growth rate amounted to 4.3%, mainly as a result of growing consumption and increased investments. In 2018, the GDP growth rate increased to 5.4%, mainly as a result of growing consumption and increased investments. In 2019, the GDP growth rate was 4.9%, mainly as a result of a deceleration in investment. In 2020, GDP decreased by 4.5%, mainly as a result of the ongoing COVID-19 pandemic. In 2021, GDP increased by 7.1%, as a result of growing consumption, investments and external trade.
In 2021, value added by the agricultural industry declined as a result of less favorable weather conditions as compared to 2020, with the sector decreasing by 1.9%. As external demand strengthened, value added by the industrial sector (i.e., manufacturing, mining and quarrying and electricity) increased by 6.2%. Construction grew by 9.2% as infrastructure investments and home building activities both strengthened. The growth contribution of the services sector amounted to 4.8%. The COVID-19 pandemic and the resulting lockdown measures affected several sectors (including industry, construction and services) significantly in 2020 resulting in a low base effect contributing to growth in 2021.
In 2021, domestic use increased by 6.2%, and consumption increased by 4.0%. Gross fixed capital formation increased by 5.2%. Gross capital formation grew by 11.7%. Positive and increasing net exports turned the 6.2% increase of domestic use into a 7.1% increase of GDP. Exports increased by 10.3% and imports increased by 9.1%. Exports increased to a larger extent compared to imports, indicating a significant improvement in external demand.
In the first half of 2022, GDP increased by 7.3% compared to the corresponding period of the previous year. Value added by the agricultural sector decreased by 23.2% mainly because weather conditions were less favorable compared to the corresponding period of the previous year. Value added by the industrial sector (i.e., manufacturing, mining and quarrying and electricity) increased by 4.4% indicating an improvement in external demand. Construction increased by 6.3%. The value added by the service sector grew by 10.5%.
In the first half of 2022, domestic use increased by 8.6%, and consumption grew by 8.7%. Gross fixed capital formation increased significantly by 7.9%. Gross capital formation grew by 9.2%, partly as a result of changes in inventories. Net exports dampened the 8.6% increase of domestic demand to a 7.3% increase of GDP. Growth in imports amounted to 7.7%, significantly exceeding growth in exports of 6.4%. Consequently, the growth contribution of the export sector was negative as net exports turned negative.
Inflation
In December 2017, the year-on-year CPI inflation rate increased to 2.1% mainly as a result of increasing energy and food prices. In December 2018, the year-on-year CPI inflation rate increased to 2.7% mainly as a result of increasing food prices and indirect tax increases imposed on alcohol and tobacco products. In December 2019, the year-on-year CPI inflation rate increased to 4.0% mainly as a result of increasing food prices and indirect tax increases imposed on alcohol and tobacco products. In December 2020, the year-on-year CPI inflation rate decreased to 2.7% mainly as a result of weak demand due to the ongoing COVID-19 pandemic. In December 2021, the year-on-year CPI inflation rate increased to 7.4% mainly as a result of strong demand and higher food and energy prices. In October 2022, the year-on-year CPI inflation rate increased to 21.1% mainly as a result of higher food and energy prices.
Wages
The following table sets forth year-on-year changes in nominal and real wages for the periods indicated:
Table 7: Wages
	For the year ended December 31,					For the nine months ended September 30,
	2017	2018	2019(1)	2020(1)	2021(1)	2022(1)
	(%)
Nominal net wage index	12.9	11.3	11.4	9.7	8.7	17.5
Real net wage index	10.3	8.3	7.7	6.2	3.4	5.1

Source: HCSO
Note:
(1)
Preliminary data.

In 2017, net real wages grew by 10.3% as nominal gross wages increased at a rate significantly exceeding the inflation rate. In 2018, net real wages grew by 8.3% mainly as a result of rising nominal gross wages. In 2019, net real wages grew by 7.7% mainly as a result of rising nominal gross wages. In 2020, net real wages grew by 6.2% mainly as a result of rising nominal gross wages. In 2021, net real wages grew by 3.4% mainly as a result of rising nominal gross wages. In the first nine months of 2022, net real wages grew by 5.1% mainly as a result of rising nominal gross wages as CPI inflation was 11.8% in the first nine months of 2022.
Employment
The following table illustrates the general composition of employment and unemployment for each of the years indicated:

Table 8: Unemployment(1)
	For the year ended December 31,					For the three-month period ended March 31,	For the three-month period ended June 30,	For the three-month period ended September 30,
	2017	2018	2019	2020	2021	2022
	(annual average, %)
Population aged 15 – 74 (thousands)	7,460	7,432	7,419	7,409	7,359	7,337	7,332	7,323
Activity rate	63.5	64.3	64.7	64.8	65.6	66.2	66.2	66.8
Employment rate	61.0	62.0	62.6	62.1	63.0	63.7	64.0	64.3
Unemployment rate	4.0	3.6	3.3	4.1	4.1	3.7	3.2	3.6

Source: HCSO
Note:
(1)
Based on the international sampling methodology pursuant to the guidelines of the International Labor Organization. Data covering population aged 15 – 74.

The unemployment rate in 2017 (calculated using the guidelines of the International Labor Organization) reached 4.0%. In addition to improving economic performance, government measures aimed at reducing unemployment played a significant role in reducing the unemployment rate. In 2018, the unemployment rate fell further to 3.6%. In 2019, the unemployment rate fell to 3.3%. The unemployment rate increased to 4.1% in 2020 mainly as a result of the COVID-19 pandemic. The unemployment rate amounted to 4.1% in 2021 remaining unchanged relative to the previous year. The unemployment rate fell to 3.7% during the three-month period ended March 31, 2022, and to 3.2% during the three-month period ended June 30, 2022, indicating a tight labor market. The unemployment rate increased to 3.6% during the three-month period ended September 30, 2022, indicating a slightly loosening labor market.
Principal Sectors of the Economy
The following tables indicate the volume indices by industry sector for the periods indicated:
Table 9: Volume Indices by Industry(1)
	For the year ended December 31,
	2017	2018	2019	2020	2021(3)
	(Corresponding period of the previous year = 100)
Agriculture, forestry and fishing	93.3	105.2	98.1	92.0	98.1
Mining and quarrying	130.2	161.7	149.5	72.9	105.8
Manufacturing	103.3	102.8	101.8	92.1	108.9
Electricity, gas, steam and air conditioning supply	89.9	96.4	111.2	96.6	84.3
Water supply; sewerage, waste management and remediation activities	102.7	98.4	105.4	96.4	80.4
Industry total	102.2	102.6	103.0	92.3	106.2
Construction	121.2	115.2	113.1	91.4	109.2
Wholesale and retail trade; repair of motor vehicles and motorcycles	106.8	110.6	105.9	101.7	107.0
Transportation and storage	102.1	107.0	106.2	90.2	103.6
Accommodation and food service activities	111.3	107.5	104.8	55.5	143.2
Information and communication	111.3	110.5	110.4	106.5	121.7
Financial and insurance activities	105.8	105.2	113.6	104.4	110.4
Real estate activities	101.6	104.5	102.8	100.3	104.0
Professional, scientific and technical activities	110.5	111.4	108.1	102.4	112.3

	For the year ended December 31,
	2017	2018	2019	2020	2021(3)
	(Corresponding period of the previous year = 100)
Administrative and support service activities	114.7	105.3	103.3	85.3	121.3
Public administration and defence; compulsory social security	98.5	100.4	99.5	101.7	101.9
Education	99.4	102.1	101.3	101.8	99.4
Human health and social work activities	101.1	100.6	101.6	80.0	104.6
Arts, entertainment and recreation	111.9	106.6	112.4	89.2	116.5
Other service activities	104.5	106.6	105.9	87.4	108.7
Activities of households	95.3	173.3	69.4	94.2	90.6
Taxes less subsidies on products(2)	n/a	n/a	n/a	n/a	n/a
Gross domestic product (at purchasers’ prices)	104.3	105.4	104.9	95.5	107.1

Source: HCSO
Notes:
(1)
Data unadjusted for calendar-day effect.

(2)
n/a: Not available.

(3)
Preliminary data.

Table 10: Volume Indices by Industry
For the six-month period ended June 30, 2022(3)
(Corresponding period of the previous year = 100)
Agriculture, forestry and fishing	76.8
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	104.4
Of which: manufacturing	104.7
Construction	106.3
Services, total	110.5
Of which: wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	114.8
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	108.4
within it: accommodation and food service activities	161.0
Of which: transportation and storage	120.8
Of which: information and communication	113.0
Of which: financial and insurance activities	106.3
Of which: real estate activities	105.8
Of which: professional, scientific and technical activities; administrative and support service activities	113.6
Of which: public administration and defence; compulsory social security; education; human health and social work activities	104.8
within it: public administration and defence; compulsory social security	101.1
within it: education	103.2
within it: human health and social work activities	111.9
Of which: arts, entertainment and recreation, repair of household goods and other services	117.5
Taxes less subsidies on products(2)	n/a
Gross domestic product, total (at purchaser’s prices)	107.3

Source: HCSO
Notes:
(1)
Data unadjusted for calendar-day effect.

(2)
n/a: Not available.

(3)
Preliminary data.

Industry
According to volume indices compiled by HCSO, gross industrial production increased by 9.2%, and total sales grew by 9.4%, in 2021. Between 2018 and 2021, industrial export sales amounted to more than 60% of the total sales of the sector. In 2021, export sales increased by 8.9%, and domestic sales grew by 10.3%. In 2021, 95.5% of total industrial production was attributable to manufacturing. The value of mining and quarrying production amounted to 0.4% of total industrial production, and the value of electricity, gas, steam and air conditioning supply production amounted to 4.1% of total industrial production.
According to preliminary volume indices compiled by HCSO, export sales increased by 7.9%, while domestic sales grew by 7.4% during the nine-month period ended September 30, 2022. As a result, total sales increased by 7.7%, and gross production grew by 6.4% during the nine-month period ended September 30, 2022, according to preliminary data.
Manufacturing
In 2021, gross production in the manufacturing sector increased by 9.0% and total manufacturing sales increased by 7.5%. In 2021, export sales in manufacturing increased by 6.1%, while domestic sales increased by 11.3%. In 2021, approximately half of manufacturing production was attributable to three subsectors: the manufacture of transport equipment; the manufacture of computer, electronic and optical products; and the manufacture of food products, beverages and tobacco products.
During the nine-month period ended September 30, 2022, export sales in manufacturing increased by 6.5%, and domestic sales increased by 4.8%. As a result, total manufacturing sales increased by 6.0%, and gross production increased by 6.5% during the nine-month period ended September 30, 2022.
Manufacture of Food Products, Beverages and Tobacco Products
In 2021, gross production in the manufacture of food products, beverages and tobacco products subsector grew by 8.5%, and total sales increased by 8.3%. In 2021, export sales in this subsector increased by 10.1%, and domestic sales grew by 7.1%. During the nine-month period ended September 30, 2022, export sales grew by 14.6%, and domestic sales increased by 4.2%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 8.7%, and gross production increased by 10.5%.
Manufacture of Computer, Electronic and Optical Products
In 2021, gross production in the manufacture of computer, electronic and optical products subsector increased by 5.6%, and total sales grew by 5.4%. In 2021, export sales in this subsector increased by 4.0%, and domestic sales grew by 41.7%. During the nine-month period ended September 30, 2022, export sales grew by 9.7%, and domestic sales increased by 7.3%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 9.6%, and gross production increased by 10.6%.
Manufacture of Transport Equipment
In 2021, gross production in the manufacture of transport equipment subsector decreased by 2.2%, and total sales decreased by 2.4%. In 2021, export sales in this subsector decreased by 2.5%, while domestic sales decreased by 2.2%. During the nine-month period ended September 30, 2022, export sales increased by 9.8%, and domestic sales decreased by 1.7%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 9.0%, and gross production increased by 9.5%.

Construction
In 2021, the output of the construction sector increased by 12.1% compared to 2020. In 2021, the construction of buildings grew by 16.7% compared to 2020. In 2021, civil engineering works increased by 6.7%. Output of the construction sector increased by 4.8% in the nine-month period ended September 30, 2022, compared to the same period in 2021. Civil engineering construction increased by 2.0% in the nine-month period ended September 30, 2022, compared to the same period in 2021. Building construction increased by 7.1% in the nine-month period ended September 30, 2022, compared to the corresponding period in 2021.
Service Industries
Gross value added by services increased by 10.5% during the six-month period ended June 30, 2022.
In 2021, twelve out of fourteen service subsectors increased, and two service subsectors decreased. The twelve service subsectors that increased were (i) wholesale and retail trade; repair of motor vehicles and motorcycles; (ii) transportation and storage; (iii) accommodation and food service activities; (iv) information and communication; (v) financial and insurance activities; (vi) real estate activities; (vii) professional, scientific and technical activities; (viii) administrative and support service activities; (ix) public administration and defence; compulsory social security; (x) human health and social work activities; (xi) arts, entertainment and recreation; and (xii) other service activities, increasing by 7.0%, 3.6%, 43.2%, 21.7%, 10.4%, 4.0%, 12.3%, 21.3%, 1.9%, 4.6%, 16.5% and 8.7%, respectively. The two service subsectors that decreased were (i) education; and (ii) activities of households, decreasing by 0.6% and 9.4%, respectively.
The Central Statistical Office of Hungary uses a slightly different sectoral breakdown for annual data than for quarterly data.
In the six-month period ended June 30, 2022, all eight service subsectors increased, and no service subsectors decreased. The eight service subsectors that increased were (i) wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities; (ii) transportation and storage; (iii) information and communication; (iv) financial and insurance activities; (v) real estate activities; (vi) professional, scientific and technical activities; administrative and support service activities; (vii) public administration and defense; compulsory social security; education; human health and social work activities; and (viii) arts, entertainment and recreation; repair of household goods and other services, increasing by 14.8%, 20.8%, 13.0%, 6.3%, 5.8%, 13.6%, 4.8% and 17.5%, respectively.
The following table sets forth the composition of the service industry per individual subsector for the periods indicated:
Table 11: Composition of Service Industry per Subsector
	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(%)
Wholesale and retail trade; repair of motor vehicles and motorcycles	15.6	15.9	15.5	16.1	16.0
Transportation and storage	9.4	9.2	9.1	8.6	7.7
Accommodation and food service activities	2.7	2.9	2.9	1.9	2.4
Information and communication	7.4	7.4	7.4	7.7	8.2
Financial and insurance activities	5.5	5.3	5.6	5.9	5.8
Real estate activities	13.7	14.2	14.9	15.4	15.6
Professional, scientific and technical activities	9.1	9.3	9.3	9.6	9.6
Administrative and support service activities	6.0	5.9	5.8	5.0	5.5
Public administration and defence; compulsory social security	12.4	11.9	11.8	12.0	11.4
Education	6.9	6.8	6.6	6.7	6.4

	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(%)
Human health and social work activities	6.8	6.9	6.6	7.2	7.5
Arts, entertainment and recreation	2.2	2.2	2.2	2.0	2.1
Other service activities	2.2	2.1	2.2	1.8	1.8
Activities of households	0.0	0.0	0.0	0.0	0.0
Services, total	100.0	100.0	100.0	100.0	100.0

Source: HCSO
Notes:
(1)
Preliminary data.

Table 12: Composition of the Service Industry per Subsector
For the six-month period ended June 30, 2022(1)
(%)
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	17.7
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	14.8
within it: accommodation and food service activities	2.9
Transportation and storage	8.0
Information and communication	7.7
Financial and insurance activities	5.5
Real estate activities	16.4
Professional, scientific and technical activities; administrative and support service activities	15.0
Public administration and defence; compulsory social security; education; human health and social work activities	26.0
within it: public administration and defence; compulsory social security	12.5
within it: education	6.3
within it: human health and social work activities	7.2
Arts, entertainment and recreation, repair of household goods and other services	3.8
Services, total	100.0

Source: HCSO
Notes:
(1)
Preliminary data.

Agriculture
In 2021, production of wheat, maize and barley amounted to 5.3 million tons, 6.5 million tons and 1.7 million tons, respectively. In 2021, the production of sunflower seed, sugar beet and rape seed amounted to 1.8 million tons, 0.7 million tons and 0.7 million tons, respectively. In 2022, production of wheat amounted to 4.2 million tons, and the production of barley reached 1.5 million tons.

Balance of Payments and Foreign Trade
Balance of Payments
The following tables set out the balance of payments of Hungary for the periods indicated:
Table 13: Balance of Payments
	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
1. Current account, net (1.A+1.B+1.C)	2,535.9	215.9	(1,148.3)	(1,561.0)	(6,426.3)
1.A. Goods and Services, net	8,658.6	5,799.9	3,402.2	2,669.6	468.1
Exports	109,101.7	113,939.1	119,442.1	108,544.4	125,352.0
Imports	100,443.1	108,139.2	116,039.9	105,874.8	124,883.9
1.A.a. Goods, net	1,712.0	(2,280.0)	(3,686.9)	(1,334.4)	(4,562.2)
Exports	85,285.1	88,543.6	92,524.6	88,655.2	103,231.7
Imports	83,573.1	90,823.6	96,211.5	89,989.6	107,793.9
1.A.b. Services, net	6,946.6	8,079.9	7,089.1	4,004.0	5,030.4
Exports	23,816.6	25,395.6	26,917.5	19,889.2	22,120.3
Imports	16,870.1	17,315.6	19,828.4	15,885.2	17,089.9
1.B. Primary income, net	(5,020.5)	(5,037.2)	(3,722.9)	(3,510.3)	(5,177.8)
1.B.1. Compensation of employees, net	2,627.2	2,437.2	2,657.9	2,022.2	1,566.2
1.B.2. Investment income, net	(8,869.1)	(8,674.4)	(7,523.1)	(6,755.4)	(7,881.4)
1.B.2.1. Direct investment income, net	(7,343.6)	(7,349.0)	(6,313.8)	(5,984.5)	(7,022.7)
1.B.2.2. Portfolio investment income, net	(1,468.9)	(1,314.5)	(1,248.8)	(771.5)	(804.9)
1.B.2.3. Other investment income, net	(243.9)	(203.3)	(204.2)	(219.4)	(206.9)
1.B.2.4. Reserve assets, net	187.3	192.5	243.7	220.0	153.1
1.B.3. Other primary income, net	1,221.4	1,200.0	1,142.3	1,222.9	1,137.4
– of which: EU transfers	1,221.4	1,200.0	1,142.3	1,222.9	1,137.4
1.C. Secondary income, net	(1,102.1)	(546.8)	(827.6)	(720.3)	(1,716.6)
– of which: EU transfers	103.2	588.9	293.1	119.6	(1,144.2)
2. Capital account, net	1,075.4	3,062.9	2,700.6	2,792.9	3,925.5
– of which: EU transfers	1,353.3	2,234.7	2,787.3	3,135.2	3,944.5
3. Financial account (net assets) (3.1+3.2+3.3+3.4+3.5)	1,865.6	1,318.7	(60.9)	(2,470.4)	(5,906.2)
3.1. Direct investment (net assets)	(2,036.8)	(2,611.8)	(1,128.4)	(2,359.5)	(2,832.6)
3.1.k. Abroad (net assets)	1,096.8	2,811.0	2,789.0	3,769.9	3,472.2
3.1.1.k Equity (net assets)	216.4	3,346.9	2,657.1	3,844.5	2,491.4
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	(854.2)	2,501.1	1,607.7	2,871.7	1,060.4
3.1.1.2.ki Reinvestment of earnings (net assets)	1,070.6	845.8	1,049.4	972.7	1,431.0
3.1.2.ki Debt instruments (net assets)	880.4	(535.9)	132.0	(74.6)	980.8
3.1.2.1.ki Assets	885.8	38.6	275.6	(159.9)	850.0
3.1.2.2.ki Liabilities	5.4	574.5	143.7	(85.3)	(130.8)
3.1.t In Hungary (net liabilities)	3,133.6	5,422.9	3,917.5	6,129.4	6,304.7

	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
3.1.1.t Equity (net liabilities)	8,410.1	4,713.2	5,593.0	2,440.4	585.3
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	2,322.4	(907.7)	1,248.5	(1,114.9)	(4,930.3)
3.1.1.2.be Reinvestment of earnings (net liabilities)	6,087.7	5,620.9	4,344.4	3,555.2	5,515.6
3.1.2.be Debt instruments (net liabilities)	(5,276.5)	709.7	(1,675.5)	3,689.0	5,719.5
3.1.2.1.be Assets	3,890.0	673.6	(1,002.8)	(2,875.0)	979.7
3.1.2.2.be Liabilities	(1,386.5)	1,383.3	(2,678.3)	814.0	6,699.2
3.2. Portfolio investment (net assets)	3,761.4	(184.6)	1,544.5	(2,481.2)	327.0
3.2.k Assets	1,916.5	(140.2)	258.3	623.8	2,713.4
3.2.t Liabilities	(1,844.9)	44.4	(1,286.3)	3,105.0	2,386.4
3.3. Financial derivatives (other than reserves), net assets	(1,049.6)	(932.7)	21.8	(443.9)	(1,664.6)
3.3.k Assets	(4,616.5)	(4,432.1)	(3,601.2)	(6,493.2)	(7,300.8)
3.3.t Liabilities	(3,566.9)	(3,499.4)	(3,623.0)	(6,049.2)	(5,636.2)
3.4. Other investment (net assets)	1,162.6	1,450.3	(824.2)	(3,116.6)	(5,523.9)
3.4.k Assets	1,750.5	2,666.3	930.0	1,722.3	3,877.4
3.4.t Liabilities	587.9	1,216.0	1,754.3	4,838.9	9,401.3
3.5. Reserve assets	27.9	3,597.5	325.4	5,930.9	3,787.8
Memorandum:
Net external financing capacity
Net external financing capacity (CA and Capital account)	3,611.3	3,278.8	1,552.2	1,231.8	(2,500.8)
Financial account balance	1,865.6	1,318.7	(60.9)	(2,470.4)	(5,906.2)
Difference (Net errors and omissions)	(1,745.8)	(1,960.1)	(1,613.2)	(3,702.2)	(3,405.4)
Reserve assets (stock)	23,367.9	27,402.5	28,385.2	33,677.3	38,376.9
Gross external debt denominated in foreign currencies (excl. direct investment debt instruments)	54,354.3	51,627.2	52,002.3	57,666.8	69,342.4
– o/w: General government and Central bank	22,923.7	20,848.4	19,859.3	26,658.5	34,982.9
Net external debt denominated in foreign currencies (excl. direct investment debt instruments)	(333.9)	(8,077.3)	(9,125.7)	(8,792.1)	(2,783.3)
– o/w: General government and Central bank	(571.7)	(5,680.3)	(7,483.2)	(6,330.5)	110.3

Source: NBH
The current account deficit amounted to EUR6,426 million in 2021, mainly due to a large deficit in primary and secondary income offsetting the surplus in goods and services. During 2021, direct investment amounted to a net inflow, reaching EUR2,833 million compared to a net inflow of EUR2,359 million in 2020.
During the six-month period ended June 30, 2022, EU countries accounted for 77% of Hungary’s exports and 70% of imports.

Foreign Direct Investment
The following table sets forth historical records of foreign direct investment (“FDI”) in Hungary and Hungarian direct investments abroad during the years indicated:
Table 14: Foreign Direct Investment Flows
	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
3.1. Direct investment (net assets)	(2,036.8)	(2,611.8)	(1,128.4)	(2,359.5)	(2,832.6)
3.1.k. Abroad (net assets)	1,096.8	2,811.0	2,789.0	3,769.9	3,472.2
3.1.1.k Equity (net assets)	216.4	3,346.9	2,657.1	3,844.5	2,491.4
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	(854.2)	2,501.1	1,607.7	2,871.7	1,060.4
3.1.1.2.ki Reinvestment of earnings (net assets)	1,070.6	845.8	1,049.4	972.7	1,431.0
3.1.2.ki Debt instruments (net assets)	880.4	(535.9)	132.0	(74.6)	980.8
3.1.2.1.ki Assets	885.8	38.6	275.6	(159.9)	850.0
3.1.2.2.ki Liabilities	5.4	574.5	143.7	(85.3)	(130.8)
3.1.t In Hungary (net liabilities)	3,133.6	5,422.9	3,917.5	6,129.4	6,304.7
3.1.1.t Equity (net liabilities)	8,410.1	4,713.2	5,593.0	2,440.4	585.3
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	2,322.4	(907.7)	1,248.5	(1,114.9)	(4,930.3)
3.1.1.2.be Reinvestment of earnings (net liabilities)	6,087.7	5,620.9	4,344.4	3,555.2	5,515.6
3.1.2.be Debt instruments (net liabilities)	(5,276.5)	709.7	(1,675.5)	3,689.0	5,719.5
3.1.2.1.be Assets	3,890.0	673.6	(1,002.8)	(2,875.0)	979.7
3.1.2.2.be Liabilities	(1,386.5)	1,383.3	(2,678.3)	814.0	6,699.2

Source: NBH
In 2017, net FDI amounted to an inflow of EUR2,037 million. In 2018, net FDI inflow increased, reaching EUR2,612 million. In 2019, net FDI inflow decreased, reaching EUR1,128 million. In 2020, net FDI inflow increased, reaching EUR2,359 million. In 2021, net FDI inflow increased further, reaching EUR2,833 million.
As of December 31, 2021, the cumulative FDI in Hungary amounted to EUR119.7 billion.
The following table sets forth certain information regarding FDI in Hungary and Hungarian direct investments abroad during the three months ended March 31, 2022 and June 30, 2022 as compared to the same period in 2021:
Table 15: Foreign Direct Investment Flows: First and Second Quarter of 2021 and 2022
	For the three-month period ended
	March 31, 2021	June 30, 2021	March 31, 2022	June 30, 2022
3.1. Direct investment (net assets)	438.7	(196.0)	1,476.4	(502.8)
3.1.k. Abroad (net assets)	875.0	162.8	1,922.2	68.5
3.1.1.k Equity (net assets)	949.7	234.1	1,354.9	59.3
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	476.3	174.0	978.2	(65.6)
3.1.1.2.ki Reinvestment of earnings (net assets)	473.4	60.1	376.8	124.9

	For the three-month period ended
	March 31, 2021	June 30, 2021	March 31, 2022	June 30, 2022
3.1.2.ki Debt instruments (net assets)	(74.7)	(71.3)	567.2	9.2
3.1.2.1.ki Assets	132.6	807.7	542.7	15.5
3.1.2.2.ki Liabilities	207.3	879.0	(24.5)	6.3
3.1.t In Hungary (net liabilities)	436.3	358.8	445.7	571.3
3.1.1.t Equity (net liabilities)	(4,330.4)	(552.2)	(60.9)	(1,410.7)
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	(5,054.7)	(674.8)	(778.4)	(1,067.0)
3.1.1.2.be Reinvestment of earnings (net liabilities)	724.3	122.6	717.5	(343.7)
3.1.2.be Debt instruments (net liabilities)	4,766.7	910.9	506.6	1,982.0
3.1.2.1.be Assets	1,983.2	(819.6)	1,732.8	(936.6)
3.1.2.2.be Liabilities	6,749.9	91.4	2,239.4	1,045.4

Source: NBH
During the six-month period ended June 30, 2022, the balance of direct investment showed a net outflow of EUR974 million compared to the EUR243 million net inflow during the same period of 2021.
Foreign direct investment abroad during the six-month period ended June 30, 2022 generated a net outflow of EUR1,991 million, while in the corresponding period of 2021, foreign direct investment abroad generated a net outflow of EUR1,038 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of debt instruments amounted to a net outflow of EUR576 million, compared to a net inflow of EUR146 million during the corresponding period of 2021. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of equity capital (including reinvestment of earnings and equity) amounted to a net EUR1,414 million outflow; during the corresponding period of 2021, net capital outflow amounted to EUR1,184 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of reinvestment of earnings amounted to a net outflow of EUR502 million; during the corresponding period of 2021, net capital outflow amounted to EUR534 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of equity capital (excluding reinvestment of earnings) amounted to a net outflow of EUR913 million; during the corresponding period of 2021, net capital outflow amounted to EUR650 million.
Foreign direct investment in Hungary in the six-month period ended June 30, 2022 generated a net inflow of EUR1,017 million, while in the corresponding period of 2021, foreign direct investment in Hungary generated a net inflow of EUR795 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of debt instruments amounted to a net inflow of EUR2,489 million; during the corresponding period of 2021, net capital inflow amounted to EUR5,678 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of equity capital (including reinvestment of earnings and equity) amounted to a net outflow of EUR1,472 million; during the corresponding period of 2021, net capital outflow amounted to EUR4,883 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of reinvestment of earnings amounted to a net inflow of EUR374 million; during the corresponding period of 2021, net capital inflow amounted to EUR847 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of equity capital (excluding reinvestment of earnings) amounted to a net outflow of EUR1,845 million; during the corresponding period of 2021, net capital outflow amounted to EUR5,729 million.
In recent years, reinvested earnings in Hungary and FDI in the form of other capital have been relatively high, amounting to approximately half of the balance of net income on equities. Further, the increasing investment by Hungarian companies in the form of equity capital abroad has primarily been a result of certain Hungarian companies seeking to increase their footprint in the Central-Eastern European region generally.

Foreign Exchange Reserves
The following table presents the level of Hungary’s gold and foreign exchange reserves as of the dates indicated:
Table 16: Gold and Foreign Exchange Reserves
	As of December 31,					As of October 31,
	2017	2018	2019	2020	2021	2022
	(EUR millions)
International net gold reserves(1)	107.0	1,129.9	1,376.2	1,562.6	4,875.9	5,045.0
Foreign exchange(2)	23,261.3	26,273.2	27,009.5	32,114.8	33,501.3	31,839.0
Total	23,368.3	27,403.1	28,385.6	33,677.4	38,377.1	36,883.9

Source: NBH
Notes:
(1)
Gold valued at London rates fixed on the relevant date.

(2)
Consists of foreign currencies, including the counterparts of swapped gold, special drawing rights — SDR, reserve position in the IMF and other reserve assets, converted at exchange rates at the dates shown.

Monetary and Financial System
The following table sets forth the amount of one-week deposits as of the end of the periods indicated:
Table 17: Stock of One-Week Deposits
Stock as of end of the month
HUF billions
April 2020	671.50
May 2020	1,066.30
June 2020	1,646.40
July 2020	2,321.70
August 2020	2,049.40
September 2020	1,925.00
October 2020	2,340.10
November 2020	2,907.70
December 2020	3,049.00
January 2021	4,132.00
February 2021	5,132.80
March 2021	3,784.30
April 2021	4,738.50
May 2021	4,938.60
June 2021	4,372.40
July 2021	5,628.19
August 2021	5,937.59
September 2021	5,157.20

Stock as of end of the month
HUF billions
October 2021	6,755.98
November 2021	7,723.28
December 2021	6,447.28
January 2022	9,761.48
February 2022	10,201.22
March 2022	7,894.18
April 2022	10,070.48
May 2022	9,474.10
June 2022	7,262.80
July 2022	8,580.80
August 2022	9,799.53
September 2022	6,150.90

Source: NBH
According to the Quarterly Report on Inflation (the “Report on Inflation”) published on September 29, 2022, there is a high probability that the 2022 and 2023 inflation targets will not be achieved. In the Report on Inflation, the NBH estimated that the average annual inflation for 2022 would be between 13.5% and 14.5%, exceeding the 3% long-term inflation target rate. The inflation rate is projected to be in the range between 11.5% and 14.0% in 2023, still exceeding the 3% long-term inflation target rate. The inflation rate is projected to decrease to the range between 2.5% and 4.0% in 2024, which is in line with the 3% long-term inflation target rate.
Interest Rate Policy
The following table sets forth changes in the central bank base rate, the interest rate on the overnight deposit facility and the overnight interest rate on collateralized loans:
Table 18: Selected Interest Rates
	Central bank base rate	Interest rate on overnight collateralized loan	Interest rate on overnight deposit
	percent
Date
September 25, 2015	1.35	2.10	0.10
March 23, 2016	1.20	1.45	(0.05)
April 27, 2016	1.05	1.30	(0.05)
May 25, 2016	0.90	1.15	(0.05)
October 26, 2016	0.90	1.05	(0.05)
November 23, 2016	0.90	0.90	(0.05)
September 20, 2017	0.90	0.90	(0.15)
December 19, 2018	0.90	0.90	(0.15)
March 27, 2019	0.90	0.90	(0.05)
April 8, 2020	0.90	1.85	(0.05)
June 24, 2020	0.75	1.85	(0.05)

	Central bank base rate	Interest rate on overnight collateralized loan	Interest rate on overnight deposit
	percent
July 22, 2020	0.60	1.85	(0.05)
June 23, 2021	0.90	1.85	(0.05)
July 28, 2021	1.20	2.15	0.25
August 25, 2021	1.50	2.45	0.55
September 22, 2021	1.65	2.60	0.70
October 20, 2021	1.80	2.75	0.85
November 17, 2021	2.10	3.05	1.15
December 1, 2021	2.10	4.10	1.60
December 15, 2021	2.40	4.40	2.40
January 26, 2022	2.90	4.90	2.90
February 23, 2022	3.40	5.40	3.40
March 9, 2022	3.40	6.40	3.40
March 23, 2022	4.40	7.40	4.40
April 27, 2022	5.40	8.40	5.40
June 1, 2022	5.90	8.90	5.90
June 29, 2022	7.75	10.25	7.25
July 13, 2022	9.75	12.25	9.25
July 27, 2022	10.75	13.25	10.25
August 31, 2022	11.75	14.25	11.25
September 28, 2022	13.00	15.50	12.50
October 14, 2022	13.00	25.00	12.50

Source: NBH
Effective as of September 28, 2022, the Monetary Council raised the central bank base rate by 125 basis points to 13.00%. The Monetary Council also increased the overnight deposit rate by 125 basis points to 12.50% and the overnight and the one-week collateralized lending rate by 125 basis points to 15.50%.
Effective as of October 14, 2022, the Monetary Council raised the overnight collateralized lending rate by 950 basis points to 25.00%. The central bank base rate and the overnight deposit rate remained unchanged at 13.00% and 12.50%, respectively.
Effective as of November 23, 2022, the Monetary Council left the overnight collateralized lending rate, the central bank base rate and the overnight deposit rate unchanged at 25.00%, 13.00% and 12.50%, respectively.
Money Supply
The NBH does not use money supply targets as an instrument of monetary policy. The money supply flexibly adjusts to the money demand, which is indirectly influenced by monetary policy.
The following table provides information about the composition of the money supply as of the dates indicated:

Table 19: Money Supply
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
M1(1)	19,360	21,971	24,531	30,264	34,915	34,258
M2(2)	22,405	25,212	27,610	33,496	38,870	42,245
M3(3)	22,928	25,637	27,724	33,563	39,017	42,595

Source: NBH
Notes:
(1)
Consists of currency in circulation outside monetary financial institutions plus overnight deposits.

(2)
Consists of M1 plus deposits with fixed terms of up to two years.

(3)
Consists of M2 plus repos, money market funds and debt securities with maturities of up to two years.

Recent Developments in Monetary Policy
On September 16, 2022, the NBH announced that from October 1, 2022, the reserve requirement of credit institutions would increase from 1% to a minimum of 5%, and may be further increased up to 10% based on individual bank decisions. In addition to the monthly average reserve requirement for the chosen reserve ratio, the NBH announced that it would also require banks to ensure that the balance of their reserve accounts does not fall below 5% on a daily basis.
The NBH also announced that it would begin providing a long-term deposit facility with a variable rate starting in October 2022, with the aim of absorbing liquidity for longer periods than one week.
On September 27, 2022, the NBH announced that effective as of September 28, 2022, the central bank base rate was raised by 125 basis points to 13.00%; the overnight deposit rate was increased by 125 basis points to 12.50% and the overnight and the one-week collateralized lending rates were each increased by 125 basis points to 15.50%. The Monetary Council also announced that interest rate conditions had become sufficiently strict, and therefore, the Monetary Council would pause the cycle of base rate hikes.
Beginning October 1, 2022, the NBH began to significantly reduce forint liquidity by raising the required reserve ratio, holding central bank discount bond auctions regularly and launching a longer-term deposit instrument. In addition, the NBH also increased the effectiveness of monetary transmission through increases in swap yields using daily tenders providing foreign currency liquidity.
On October 3, 2022, the NBH announced that the Financial Stability Board of the NBH decided to leave the countercyclical capital buffer rate unchanged at 0.5% through October 1, 2023.
On October 14, 2022, the NBH announced that effective as of October 14, 2022, the overnight collateralized lending rate would be raised by 950 basis points to 25.00%. The overnight deposit rate and the central bank base rates remained unchanged.
In addition, the Monetary Council announced that from October 14, 2022, the NBH would commence one-day (T/N) foreign exchange swap instrument and overnight (O/N) deposit quick tenders on a daily basis at higher interest rate levels than before. In addition, the NBH committed to directly meeting major foreign currency liquidity needs arising from covering energy imports in the coming months.
On October 14, 2022, the overnight deposit quick tender was announced with a yield of 18.00%.
On November 22, 2022, the Monetary Council announced that the NBH would hold a two-month deposit tender at the end of November 2022 to reduce banking sector liquidity over a longer term. Furthermore, beginning in December 2022, the NBH plans to hold FX swap tenders providing euro liquidity and discount bill auctions with maturities extending beyond the end of 2022.

Exchange Rate Development
In the ten-month period ended October 31, 2022, the foreign exchange rate of the forint weakened versus the euro, partly as a result of the Russia — Ukraine conflict. On October 31, 2022, the HUF/EUR exchange rate was HUF412.01/EUR1.00 and the HUF/USD exchange rate was HUF414.46 = USD1.00.
The Hungarian Banking System
Structure of the Hungarian Banking System
The following table illustrates certain trends in the Hungarian banking system for the periods indicated:
Table 20: Banking System — Selected Indicators
	As of December 31					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Loans to non-financial corporations	6,496	7,448	8,286	9,352	10,375	12,037
Loans to other financial intermediaries	1,068	1,236	1,409	1,619	1,734	1,925
Loans to insurance corporations and pension funds	0	0	0	0	4	4
Loans to government	455	519	736	1,300	528	1,458
Loans to households	5,812	6,150	7,109	8,114	9,329	9,829
Loans to non-profit institutions	19	18	15	18	20	17

Source: NBH
Public Finance
General Information
The public finance sector in Hungary consists of the central government budget, social security funds (pension and health funds), extra-budgetary funds and local government budgets, which together are referred to as the general government budget.
Methodology
The fiscal year for the Government is the calendar year. The general government budget data are compiled in several stages by the Ministry of Finance (prior to May 2018, the Ministry for National Economy had this responsibility). In the fall of each calendar year, the Ministry of Finance is required to compile the first preliminary budget (called the “planned budget”) for the following calendar year in accordance with the budget act approved by Parliament for that year.
In January of each given calendar year, the Ministry of Finance compiles the first version of the general government budget for the previous year. This budget (compiled according to data available in January) is called the “preliminary budget.” During the course of the year, the Ministry of Finance collects additional information concerning the revenues and expenditures related to the previous year. In light of this additional information, the Ministry of Finance revises the preliminary budget (compiled in January) and compiles the second version of the general government budget for the previous year. This budget (compiled according to data available in May of a given calendar year) is called the “fact budget.” The main reason for the differences between the preliminary and fact budgets is the uncertainty in the exact amounts of revenues and expenditures of the central governmental institutions, as the balance sheets of these institutions are not compiled until May of a given calendar year. The Ministry of Finance is obligated to compile the final account by the end of August of a given calendar year using the fact budget. The final account is submitted to Parliament, and Parliament approves the final account by a simple majority vote. However, the final account submitted to Parliament may differ from the final account approved by Parliament due to amendments. After the final account is approved by Parliament, the Ministry of Finance compiles the third version of the general government budget for the previous year, known as the “final budget.” During the course of the year in light of intra-year information, the Ministry of Finance compiles on an ad hoc basis budgets containing the expected revenues and expenditures on a best efforts basis. This budget is the “expected budget”.
The information included in this document with respect to the budgets for 2017, 2018, 2019, 2020 (final), 2021 (preliminary) and 2022 (planned budget and expected budget) was derived from the budgets for 2017, 2018, 2019, 2020, 2021 and 2022 as calculated by the Ministry of Finance using data available in October 2022.
Budget Trends
The following table sets forth the main fiscal trends in Hungary for the years indicated:
Table 21: General Budget Balance, consolidated(1)
	For the year ended December 31,
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
GFS method(2)
Revenues	17,344.2	18,459.2	20,270.2	20,671.8	22,091.5	22,018.4	23,929.6
Expenditures	18,662.6	19,664.7	21,477.9	26,108.3	26,816.3	25,330.9	28,044.6
Balance	(1,318.5)	(1,205.6)	(1,207.7)	(5,436.4)	(4,724.8)	(3,312.6)	(4,115.1)
Balance in % of GDP	(3.4)	(2.8)	(2.5)	(11.2)	(8.6)	(5.9)	(6.5)
ESA method
Revenues	17,382.5	19,107.1	20,938.2	21,081.7	22,752.9	23,832.1	27,088.4
Expenditures	18,348.3	20,023.5	21,951.4	24,730.1	26,690.9	27,157.4	30,961.0
Balance	(965.8)	(916.5)	(968.2)	(3,648.4)	(3,938.0)	(3,325.3)	(3,872.5)
Balance in % of GDP	(2.5)	(2.1)	(2.0)	(7.5)	(7.1)	(5.9)	(6.1)

Sources: HCSO and Ministry of Finance
Note:
(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets see “Public Finance — Methodology.”

(2)
Excluding privatization receipts.

According to data available in October 2022, the general government deficit (local governments included) amounted to HUF4,724.8 billion (8.6% of GDP) for the year 2021, according to the GFS methodology. The general government deficit for the year 2021 (local governments included), according to the ESA methodology, was HUF3,938.0 billion, equaling 7.1% of GDP for the year 2021.
According to the planned budget, the 2022 general government deficit (local governments included) was planned to be HUF3,312.6 billion (5.9% of GDP) according to the GFS methodology. The 2022 general government deficit (local governments included) was planned to be HUF3,325.3 billion (5.9% of GDP) according to the ESA methodology.
According to the expected budget, the 2022 general government deficit (local governments included) is expected to be HUF4,115.1 billion (6.5% of GDP) according to the GFS methodology. The 2022 general government deficit (local governments included) is expected to be HUF3,872.5 billion (6.1% of GDP) according to the ESA methodology.

In 2017, total general government revenues amounted to HUF17,344.2 billion. In 2018, 2019 and 2020, total general government revenues increased by 6.4% 9.8% and 2.0%, respectively, reaching HUF18,459.2 billion, HUF20,270.2 billion and HUF20,671.8 billion, respectively. In 2021, total general government revenues increased by 6.9%, reaching HUF22,091.5 billion. According to the planned budget, total general government revenues were planned to reach HUF22,018.4 billion in 2022, a decrease of 0.3% compared to the previous year. According to the expected budget, total general government revenues are expected to reach HUF23,929.6 billion in 2022, an increase of 8.3% compared to the previous year.
In 2017, total general government expenditures amounted to HUF18,662.6 billion. Total general government expenditures reached HUF19,664.7 billion in 2018, HUF21,477.9 billion in 2019, and HUF26,108.3 billion in 2020, an increase of 5.4%, 9.2%, and 21.6%, respectively, compared to the previous year. In 2021, total general government expenditures increased by 2.7% reaching HUF26,816.3 billion. According to the planned budget, total general government expenditures were planned to reach HUF25,330.9 billion in 2022, a decrease of 5.5% compared to the previous year. According to the expected budget, total general government expenditures are expected to reach HUF28,044.6 billion in 2022, an increase of 4.6% compared to the previous year.
For a detailed description of revenues and expenditures of the general government budget see “Central Government Budget” — “Central Government Revenues and Expenditures”; “Social Security and Extra-Budgetary Funds”; and “Local Government Finance”.
Central Government Budget
The following table sets forth information concerning central government revenues and expenditures for the final budget for the years 2017, 2018, 2019 and 2020, the preliminary budget for 2021, and the planned and expected budget for 2022:
Table 22: Central Government Revenues and Expenditures(1)
	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Revenues
Payments of Economic Units
Corporate taxes (including financial institutions)	680.0	440.1	329.9	470.1	635.3	643.5	980.0
Mining tax (DPTT)	28.8	43.7	45.6	30.7	60.2	38.0	199.9
Company car tax	33.3	35.3	36.4	37.8	39.4	39.3	49.6
Gambling tax	27.5	29.3	28.2	35.0	28.5	33.9	40.8
Eco tax	23.9	25.8	5.6	5.6	5.2	5.5	5.0
Simplified business tax	63.6	54.1	43.4	1.7	0.0	0.0	0.0
Tax of small enterprises	22.4	41.7	70.5	83.4	111.2	121.2	147.1
Itemized tax of small taxpayers	98.2	124.9	158.5	158.2	195.8	236.8	176.4
Tax on utility systems	55.0	54.3	54.5	52.5	54.1	53.4	53.4
Advertising tax	0.0	12.3	6.3	0.0	9.2	0.0	0.0
Other central payments	456.1	507.1	560.7	552.3	601.4	636.1	695.4
Other payments	18.0	9.5	18.1	15.8	11.6	15.0	(13.0)
Tax of financial institutions	64.2	53.3	56.7	120.5	61.5	60.9	329.3
Extra tax of certain sectors	1.1	0.7	0.1	47.6	78.6	76.3	169.4
Total	1,572.1	1,431.9	1,414.4	1,611.3	1,892.0	1,959.9	2,833.3

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Taxes on Consumption
Value added tax	3,525.3	3,928.7	4,532.4	4,669.0	5,397.2	5,487.1	6,627.0
Excises	1,047.1	1,137.2	1,201.5	1,215.6	1,260.4	1,321.0	1,267.5
Financial transaction tax	217.3	233.2	243.4	217.8	233.1	232.5	287.1
Public health production tax(1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Insurance tax	35.7	39.7	82.5	98.5	104.3	115.4	172.3
Telecom levy	53.6	53.8	53.5	56.7	58.7	53.3	96.6
Turism development contribution	0.0	19.0	26.9	9.9	0.4	33.5	37.8
Contribution of airlines	0.0	0.0	0.0	0.0	0.0	0.0	12.5
Total	4,878.9	5,411.7	6,140.1	6,267.5	7,054.0	7,242.8	8,500.8
Payments of Households
Gross PIT revenues	1,920.0	2,177.4	2,424.6	2,527.7	2,888.6	2,866.5	2,790.7
PIT revenues of central budget	1,920.0	2,177.4	2,424.6	2,527.7	2,888.6	2,866.5	2,790.7
Private persons’ special tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
98% extraordinary tax of private persons	1.0	0.4	0.0	0.0	0.0	0.0	0.0
Registration fee paid after domestic servants	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Tax payments	6.9	8.6	7.8	6.8	3.2	0.0	0.1
Fees	173.6	191.0	215.6	207.2	224.0	198.7	256.3
Vehicle tax	45.8	47.9	50.4	85.3	95.0	90.5	96.9
Other Revenues
Total	2,147.3	2,425.3	2,698.3	2,827.1	3,210.9	3,155.7	3,144.1
Central Budgetary Institutions and Chapter Administered Appropriations
Own revenues of the institutions	2,389.9	2,228.9	2,002.7	2,354.6	2,220.8	1,510.6	2,390.6
Own revenues of chapter administered professional appropriations	433.8	122.0	140.8	337.8	475.3	235.0	315.0
EU support of chapter administered professional appropriations and central investments	1,124.2	85.4	107.6	105.9	4.0	0.0	0.0
Total	3,947.8	2,436.3	2,251.1	2,798.3	2,700.1	1,745.6	2,705.6
Payments of Central Budgetary Institutions	42.9	30.4	137.4	34.4	26.5	26.2	82.5
Payments to Central Carry-Over Fund	0.0	199.8	286.6	339.1	362.8	0.0	865.7
Contribution to National Social Fund	12.8	0.0	0.3	0.0	0.0	0.0	0.0
Payments of Local Governments	36.4	41.7	55.2	67.8	168.8	129.8	167.0

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Payments of Extrabudgetary and Social Security Funds	17.0	13.3	91.2	38.9	21.2	21.2	21.2
Revenues of International Transactions	0.0	0.0	1.6	0.0
Payments Related to State Property	265.5	184.6	217.5	293.6	213.6	275.8	434.2
Other Revenues	40.8	19.6	37.2	48.8	101.6	19.1	55.4
Revenues Related to Debt Service	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Revenues from EU programs	0.0	1,053.8	1,251.4	1,681.1	1,552.6	2,363.3	1,416.7
Reimbursement of EU financial supports	100.4	260.9	211.4	1.9	0.0	0.0	0.0
Customs and import duties	12.2	15.7	16.0	15.9	23.4	22.4	34.5
Pension Reform and Debt Reduction Fund
Total Revenue(1)	13,074.2	13,525.1	14,809.9	16,025.8	17,327.5	16,961.8	20,260.9
Interest Revenues	104.3	120.5	258.4	247.2	133.8	105.0	221.4
Total Revenues(2)	13,178.5	13,645.7	15,068.3	16,273.0	17,461.3	17,066.8	20,482.4
Expenditures
Subsidiaries to Economic Units	326.3	383.1	421.2	663.4	642.9	479.4	1,296.9
Support to the Media	70.2	71.3	80.1	84.8	97.2	110.7	110.7
Consumer Price Subsidy	94.5	90.4	89.1	65.0	86.0	120.0	117.0
Housing Grants	184.7	193.2	191.2	251.5	376.5	381.8	593.6
Family Benefits Social Subsidiaries
Family benefits	407.1	402.7	399.2	399.4	399.2	401.1	399.9
Income supplement benefits	124.4	122.2	137.4	142.0	152.3	162.3	178.5
Benefits under retirement age	94.7	92.9	92.5	92.9	99.2	97.1	116.1
Other specific subsidies	26.8	25.1	25.2	24.5	24.0	24.8	24.4
Total	653.0	642.8	654.3	658.9	674.7	685.3	718.9
Central Budgetary Institutions and Chapter Administered Appropriations
Expenditures of central budgetary institutions	5,141.5	5,726.8	6,228.0	7,285.8	6,983.3	5,386.3	7,246.3
Chapter administered professional appropriations	5,116.6	4,691.7	4,896.2	7,072.8	4,374.5	3,322.4	4,442.6
Central investment	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Chapter balance reserve	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total	10,258.1	10,418.5	11,124.2	14,358.5	11,357.8	8,708.7	11,688.9
Support to Political Parties and Other Civil Organizations	3.8	9.8	5.6	4.5	5.8	11.8	9.5
Transfer to Social Security Funds	623.9	591.6	467.6	652.0	1,409.2	1,785.3	1,951.9
Transfer to Local Governments
Direct transfer from the budget	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Yielded PIT revenues	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2
Transfer to Extrabudgetary Funds	85.0	92.5	76.9	248.5	115.4	150.0	157.8
EU programs expenditures					2,243.1	3,001.2	3,190.6
Expenditures of International Transactions	4.0	2.8	6.1	10.8	11.9	16.8	12.9
Debt Service Related Expenditures	50.3	32.4	38.7	44.5	52.3	43.4	41.6
Other Expenditures	63.6	60.3	67.2	120.3	197.2	153.1	192.0
Reserves	0.0	0.0	0.0	0.0	0.0	893.7	0.0
Cash compensation	3.1	2.8	2.5	2.2	1.9	1.8	1.8
Government Guarantees Redeemed	17.9	12.5	14.8	14.0	16.8	47.0	23.4
Contribution to EU Budget	260.4	316.5	365.3	449.8	610.5	564.9	586.7
Expenditures Related to State Property	451.0	305.6	517.1	1,311.7	1,474.1	800.1	844.5
Interest Payments	1,091.3	1,048.4	1,100.5	1,227.7	1,408.1	1,369.6	1,928.0
Total Expenditures	14,941.5	15,021.2	16,000.8	20,988.9	21,795.3	20,198.1	24,540.0

Source: Ministry of Finance
Notes: —
(1)
Excluding interest revenues

(2)
Including interest revenues

Social Security and Extra-Budgetary Funds
The social security funds consist of two funds: the pension fund and the health fund. The following table sets forth the revenues and expenditures for social security and certain extra-budgetary funds:
Table 23: Social Security and Extra-Budgetary Funds, Revenues and Expenditures(1)
	For the Year ended December 31,
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Social Security Funds
Revenues	5,325.2	5,702.9	5,815.8	5,889.7	6,950.8	7,623.7	8,112.5
Expenditures	5,468.1	5,786.5	6,050.7	6,541.8	7,370.7	7,770.5	8,609.1
Surplus (deficit)	(142.9)	(83.7)	(234.9)	(642.1)	(420.0)	(146.8)	(469.7)
Extra Budgetary Funds(2)
Revenues	719.6	574.0	658.2	848.1	689.8	703.3	775.9
Expenditures	647.1	566.4	618.7	801.4	709.8	577.9	571.7
Surplus (deficit)	72.5	7.6	39.5	46.7	(20.0)	125.4	204.2

Source: Ministry of Finance

Notes:
(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance — Methodology.”

(2)
Currently, these funds consist of the Nuclear Fund, the National Employment Fund, the Research and Development Fund, the National Cultural Fund, and the Bethlen Gábor Fund.

The contribution of the central government to the social security funds was HUF623.9 billion in 2017, HUF591.6 billion in 2018, HUF467.6 billion in 2019, HUF652.0 billion in 2020, and HUF1,409.2 in 2021. The contribution of the central government to the social security funds was planned to be HUF1,785.3 billion in 2022 according to the planned budget. The contribution of the central government to the social security funds is expected to be HUF1,951.9 billion in 2022 according to the expected budget.
Local Government Finance
The following table sets forth the revenues and expenditures at the local government level for the years indicated for all the local governments:
Table 24: Local Government Revenues and Expenditures
	For the Year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Revenues
Own revenues	1,170.7	1,298.7	1,405.1	1,251.0	1,315.5	1,422.7	1,440.8
Subsidies	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2
Other revenues	1,138.0	931.3	894.5	873.2	953.9	921.2	1,263.2
Total revenues, GFS (excluding privatization)	3,009.2	2,976.8	3,078.1	2,945.2	3,308.4	3,217.3	3,750.2
Privatization revenues	4.0	3.4	3.5	13.9	3.1	3.5	3.5
Total revenues (including privatization)	3,013.2	2,980.2	3,081.6	2,959.1	3,311.5	3,220.8	3,753.7
Expenditures
Wages	861.0	900.0	959.4	971.1	1,012.4	986.2	1,088.8
Investments	559.6	696.8	913.3	865.2	843.5	1,040.1	966.2
Other expenditures	1,073.6	1,133.9	1,285.2	1,234.0	1,403.4	1,350.9	1,460.2
Total expenditures	2,494.2	2,730.7	3,157.9	3,070.3	3,259.3	3,377.2	3,515.2
Surplus (deficit), GFS (excluding privatization)	516.0	246.1	(79.8)	(125.1)	49.1	(159.9)	235.0
Surplus (deficit) (including privatization)	518.9	249.5	(76.3)	(111.2)	52.2	(156.4)	238.5

Source: Ministry of Finance
The municipalities are to a large extent autonomous, according to the Hungarian Constitution and the Local Government Act. However, the Government must take the local government deficit into account when preparing and implementing the central government budget and other parts of the public budget over which the Government and Parliament have more direct control. Parliament can, nevertheless, influence the financial situation of local governments through the volume of budget grants (transfers) and the tax-sharing system. The debt management and debt financing of municipalities was restricted as of January 1, 2012. See “Political System — Local Government.” During 2021, the revenues of the local governments amounted to HUF3,308.4 billion, the expenditures of local governments amounted to HUF3,259.3 billion, and the fiscal balance of the local governments, excluding proceeds from privatizations, amounted to a surplus of HUF49.1 billion.
Recent Developments in Public Finance
On October 14, 2022, the Government announced that Hungary’s oil reserves could be replenished before the end of 2022. In August 2022, the Government approved the release of 184 million liters of diesel from strategic reserves with a view to ensuring domestic fuel supply. A significant portion of the diesel stock released from Hungary’s strategic reserves could be returned to the reserves before the end of the year following a government decision to purchase almost 50 million liters of diesel. The freed-up reserves account for 38% of the diesel and 24% of the total diesel and crude stock. Under current regulations, the strategic reserves have to be replenished by April 1, 2023. To this end, the Hungarian Association for the Stockpiling of Hydrocarbons (MSZKSZ) has initiated a tender under which 47.8 million liters of diesel could be procured before the end of the year. The remainder of the released stock will be returned to the strategic reserve under further tenders.
On October 17, 2022, the Government announced the extension of the temporary freeze on mortgage loan interest rates until June 30, 2023.
On October 24, 2022, the Government announced the extension of the freeze on interest rates for loans to small and medium-sized firms from November 15, 2022 until July 2023. Interest rates will be frozen retroactively at their June 28, 2022 levels, which was 7.77%.
On November 10, 2022, the Government announced that (i) until December 31, 2022, the prices of fresh eggs and potatoes sold in shops, delivery services and supermarkets would be capped at the retail price level of those products on September 30, 2022; and (ii) the central government budget (excluding local governments) posted a surplus of HUF101.3 billion in October 2022. As of and for the ten-month period ended October 31, 2022, the central government deficit (excluding local governments) amounted to HUF2,683.9 billion
On November 22, 2022, the Government announced that it would expand the household utility price caps to state and local council-owned rental apartment buildings, with retroactive effect from August 1, 2022.
On November 23, 2022, the Government announced that Hungary’s gas storage facilities were 86% full as of November 15, 2022.
Developments Related to EU Funding and the Rule of Law
On September 26, 2022, the Government submitted a second package of bills to Parliament related to the EU’s conditionality procedure. The package contains amendments to legislation regarding oversight of the use of EU funding with the aim of reaching an agreement with the European Commission. The proposed legislation would establish an Integrity Authority and an Anti-Corruption Task Force.
The Integrity Authority would be a state administrative body, autonomous of the Government, focused on investigating fraud, conflict of interest, corruption and other crimes in connection with the use of EU funds in Hungary. The Integrity Authority would be headed by a chairman and two deputies, appointed by Hungary’s president on the recommendation of the head of the State Audit Office for a single term of six years. The Integrity Authority’s board would be required to report on the body’s activities once a year to both the Hungarian Parliament and to the European Commission.
The Anti-Corruption Task Force, whose members would include representatives from anti-corruption non-governmental organizations (“NGOs”) and state institutions, would work alongside the Integrity Authority, undertaking analyses, making recommendations, issuing opinions and drafting decisions. The Anti-Corruption Task Force would be headed by the chairman of the Integrity Authority, but its deputy would be picked by the body’s NGO members. Other participants could be invited to contribute to the Anti-Corruption Task Force on a permanent or ad hoc basis.

The proposed legislation would set up a three-member committee to support independent, objective decisions on the selection of people involved with the operation of the Integrity Authority and the Anti-Corruption Task Force and establish the rules for operation of an Internal Oversight and Integrity Directorate, which would report on its activities once a year to the Integrity Authority.
On October 4, 2022, Parliament passed a law creating the Integrity Authority, which is expected to start operating in the second half of November 2022.
On November 23, 2022, the Government announced that Parliament approved an amendment to the Directorate General for the Audit of European Union Funds (EUTAF) along with bills aimed at bringing the EU’s conditionality procedure to a conclusion. Under the amendments, the EUTAF will become an autonomous state administrative body with the aim of creating a system that allows for more effective oversight of EU funds.
National Debt
Public Debt
The following table sets out certain statistics regarding Hungarian public debt for the years indicated:
Table 25: Public Debt of Hungary(1)
	As of and for the year ended December 31,
	2017	2018	2019	2020	2021(2)
	(HUF billions, except for percentages)
Internal Public Debt	20,689.4	22,796.0	24,357.1	29,237.3	32,121.2
% of Nominal GDP	52.7%	52.5%	51.1%	60.4%	58.3%
External Public Debt	5,782.5	5,724.8	5,121.2	7,318.2	8,395.2
% of Nominal GDP	14.7%	13.2%	10.7%	15.1%	15.2%
Other Liabilities	274.2	167.4	203.7	128.8	180.6
Total Public Debt	26,746.2	28,688.2	29,682.0	36,684.3	40,697.0
% of Nominal GDP	68.1%	66.1%	62.3%	75.8%	73.8%
Nominal GDP	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6

Source: GDMA Pte Ltd.
Notes:
(1)
This table shows the public debt of Hungary from the perspective of the economic obligations of the central government. Financial derivatives and mark-to-market deposits from 2005 are included. In this table, external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.

(2)
Data as available at the end of October 2022.

The government debt to GDP ratio amounted to 68.1% in 2017. In 2018 and 2019 the ratio decreased to 66.1% and 62.3%, respectively. In 2020, the ratio grew to 75.8%. In 2021, the ratio decreased to 73.8%.
The following table sets forth the investor base of Hungarian government securities (including securities denominated in foreign currency, securities denominated in local currency with original maturity over 1 year and securities denominated in local currency with original maturity not exceeding 1 year) for the dates indicated:

Table 26: Investor Base of Hungarian Government Securities (including foreign currency debt securities)
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Nonfinancial corporations	335.1	354.8	294.1	214.7	379.0	345.0
Central Bank	74.0	39.2	39.2	1,141.9	2,818.2	1,973.9
Credit institutions	8,612.8	8,467.5	8,366.0	10,405.7	9,631.4	9,594.7
Money market funds	68.7	80.9	22.7	13.1	8.8	14.0
Other monetary financial institutions	8,681.5	8,548.4	8,388.7	10,418.8	9,640.2	9,608.7
Other financial intermediaries	1,317.1	1,341.0	928.3	907.3	753.4	944.1
Financial auxiliaries	100.2	101.1	113.5	136.8	141.3	154.1
Insurance corporations and pension funds	2,291.9	2,371.7	2,428.3	2,626.3	2,384.9	1,999.5
Financial corporations	12,464.7	12,401.4	11,898.0	15,231.1	15,738.1	14,680.3
Central Government	259.9	252.2	249.7	253.6	524.0	311.8
Local government	264.0	284.9	292.5	203.4	144.7	149.8
Social security funds	0.0	0.0	0.0	0.0	0.0	0.0
General government	523.9	537.1	542.2	457.0	668.7	461.6
Households	5,024.9	5,778.7	8,047.1	9,135.6	10,110.0	9,729.0
Nonprofit institutions serving households	189.0	258.1	149.4	104.3	100.9	111.6
Rest of the world	9,220.3	9,336.8	9,458.5	10,994.9	10,598.6	9,933.3
Total	27,757.9	28,666.9	30,389.3	36,137.7	37,595.4	35,260.9

Source: NBH
The following table sets forth the investor base of Hungarian government securities denominated in local currency (including securities denominated in local currency with original maturity over 1 year and securities denominated in local currency with original maturity not exceeding 1 year) for the dates indicated:
Table 27: Investor Base of Hungarian Local-Currency Government Securities
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Nonfinancial corporations	302.7	328.4	281.0	200.2	359.9	287.8
Central Bank	47.2	39.2	39.2	1,141.9	2,818.2	1,973.9
Credit institutions	8,157.5	8,141.1	8,071.1	10,144.9	9,149.0	9,027.1
Money market funds	59.8	69.1	20.3	13.1	8.8	8.9
Other monetary financial institutions	8,217.3	8,210.2	8,091.4	10,158.0	9,157.8	9,035.9
Other financial intermediaries	1,180.6	1,175.3	824.1	766.6	663.3	866.4
Financial auxiliaries	98.6	99.8	112.1	135.2	140.1	153.2
Insurance corporations and pension funds	2,266.4	2,350.6	2,410.9	2,591.9	2,351.7	1,965.9
Financial corporations	11,810.2	11,875.1	11,477.7	14,793.6	15,131.0	13,995.2

	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Central government	259.9	252.2	249.7	252.9	523.3	311.0
Local government	263.5	284.9	292.5	203.4	144.7	149.8
Social security funds	0.0	0.0	0.0	0.0	0.0	0.0
General government	523.3	537.1	542.2	456.3	668.0	460.8
Households	4,870.9	5,604.2	7,848.3	8,908.6	9,840.8	9,271.1
Nonprofit institutions serving households	186.6	254.2	145.0	100.0	96.7	105.8
Rest of the world	3,857.2	4,181.1	4,622.7	4,702.6	3,607.2	2,871.7
Total	21,550.9	22,780.1	24,916.8	29,161.3	29,703.6	26,992.4

Source: NBH
The Maastricht measure of general government debt is defined as the sector’s consolidated gross debt at nominal value, excluding other liabilities. The following table sets forth the general government consolidated gross debt at nominal value as a percent of GDP for the years indicated:
Table 28: Maastricht Debt of Hungary(1)
	As of December 31,
	2017	2018	2019	2020	2021
	(Percent of GDP)
Maastricht debt	72.1%	69.1%	65.3%	79.3%	76.8%

Source: NBH
Notes:
(1)
Gross debt, including Eximbank

According to data published by the NBH, general government consolidated gross debt at nominal value (Maastricht debt) including Eximbank as of December 31, 2021, amounted to HUF42,352 billion, equaling 76.8% of GDP.
According to data compiled by Eurostat, the government debt to GDP ratio in the European Union amounted to 87.9% as of December 31, 2021.
The following table sets forth the maturity breakdown of Hungary’s medium and long-term external debt by sectors (excluding SPEs) as of June 30, 2022:

Table 29: Schedule of Payments on External Public Debt as of June 30, 2022
	Total
		Central Bank and General Government					Other Monetary Financial Institutions and Other Sectors
							Other Monetary Financial Institutions			Other Sectors
		Total	Central Bank	General Government	of which HUF denominated bonds	Total	Total	Deposit Taking Corporations except the Central Bank	Money Market Funds	Total	Financial Corporations other than Monetary Financial Institutions	Non- financial Corporations, Households, and Non- profit Institutions Serving Households	Public Sector(1)	Private Sector(2)
	(EUR million)
2022. Q3	795.7	342.4	1.0	341.4	216.5	453.3	111.2	111.2	0.0	342.1	141.8	200.3	366.3	429.4
2022. Q4	719.0	296.0	1.0	295.0	251.4	423.0	71.6	71.6	0.0	351.3	83.6	267.7	328.0	390.9
2022	1,514.6	638.4	2.0	636.4	467.9	876.2	182.8	182.8	0.0	693.4	225.4	468.0	694.3	820.3
2023. Q1	1,376.3	884.9	1.0	883.9	64.8	491.4	199.1	199.1	0.0	292.3	55.7	236.7	999.9	376.5
2023. Q2	1,062.2	26.9	1.0	25.9	9.1	1,035.3	218.7	218.7	0.0	816.7	59.1	757.6	190.4	871.8
2023. Q3	2,410.0	571.8	0.0	571.8	258.6	1,838.2	1,423.6	1,423.6	0.0	414.6	48.3	366.3	591.9	1,818.1
2023. Q4	3,698.8	1,416.2	0.0	1,416.2	309.5	2,282.7	2,004.4	2,004.4	0.0	278.3	58.9	219.4	1,695.9	2,003.0
2023	8,547.4	2,899.8	2.0	2,897.8	642.0	5,647.6	3,845.7	3,845.7	0.0	1,801.9	221.9	1,580.0	3,478.1	5,069.4
2024	11,053.2	5,748.2	2,752.7	2,995.5	1,126.8	5,305.0	2,645.7	2,645.7	0.0	2,659.3	473.6	2,185.7	6,108.6	4,944.6
2025	6,379.2	2,444.7	0.0	2,444.7	1,449.0	3,934.5	1,886.4	1,886.4	0.0	2,048.0	107.3	1,940.7	2,661.9	3,717.3
2026	5,452.4	2,324.9	0.0	2,324.9	1,162.4	3,127.5	1,806.4	1,806.4	0.0	1,321.1	77.2	1,244.0	2,565.6	2,886.8
2027	7,741.0	4,757.0	0.0	4,757.0	2,982.5	2,984.0	409.9	409.9	0.0	2,574.1	45.4	2,528.7	4,817.2	2,923.8
2028	3,135.7	1,929.9	0.0	1,929.9	704.7	1,205.8	417.8	417.8	0.0	787.9	23.7	764.2	1,966.4	1,169.3
2029	3,172.4	2,340.6	0.0	2,340.6	369.3	831.8	430.1	430.1	0.0	401.7	21.0	380.7	2,376.9	795.5
2030	3,320.1	2,528.7	0.0	2,528.7	1,310.4	791.4	458.8	458.8	0.0	332.6	11.1	321.5	2,789.8	530.3
2031	3,431.7	2,976.7	0.0	2,976.7	1,004.4	455.0	162.9	162.9	0.0	292.1	21.8	270.3	3,003.4	428.3
2032	2,672.5	1,182.2	0.0	1,182.2	455.8	1,490.3	76.8	76.8	0.0	1,413.5	16.8	1,396.7	1,202.5	1,470.0
2033	1,482.9	1,187.5	0.0	1,187.5	663.6	295.4	0.6	0.6	0.0	294.9	7.4	287.5	1,206.2	276.7
After	11,330.4	10,635.8	3,638.8	6,997.0	907.1	694.6	151.6	151.6	0.0	543.0	110.2	432.8	10,667.7	662.7
Total	69,233.6	41,594.5	6,395.5	35,199.0	13,245.9	27,639.1	12,475.5	12,475.5	0.0	15,163.6	1,363.0	13,800.7	43,538.6	25,695.0

Source: NBH
Note:
(1)
Including (i) central bank, (ii) general government and (iii) central government controlled and local government controlled public corporations included in other monetary financial institutions and other sectors.

(2)
Including (i) non-public corporations included in other monetary financial institutions and (ii) other sectors.

Government Obligations to the NBH
The following table shows the Government’s obligations to the NBH, as of December 31 for the years indicated, and as of September 30, 2022:
Table 30: Government Obligations to the NBH
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Loans	0.0	0.0	0.0	0.0	0.0	0.0
Securities	39.2	39.2	39.2	1,113.6	3,302.8	3,313.2

Source: NBH
Gross External Debt
The following table sets forth the distribution and maturity of gross external debt of Hungary as of December 31, 2021:
Table 31: Gross External Debt(1)
	As of December 31, 2021
	Amount of Debt	of which short-term
	(EUR millions)
Obligor
NBH	16,715.0	10,491.4
Banking Sector(2)	15,618.1	4,388.1
General Government	38,167.8	555.9
Other Sectors(2)	23,091.8	8,500.0
Total(2)	93,592.7	23,935.4
Direct Investments Debt Instruments	36,503.8	—

Source: NBH
Notes:
(1)
In this table, external debt refers to obligations owed to non-resident entities. External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003).

(2)
Financial derivatives are not included.

USE OF PROCEEDS
Hungary will use the net proceeds from the sale of the Notes for general funding purposes. Hungary estimates the net proceeds will be approximately $      , after deducting its estimated expenses of $      .

DESCRIPTION OF THE NOTES
This Prospectus Supplement describes the terms of the Notes in greater detail than the Prospectus and may provide information that differs from the Prospectus. If the information in this Prospectus Supplement differs from the Prospectus, you should rely on the information in this Prospectus Supplement.
General
The Notes are to be issued pursuant to a Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated as of January 29, 2010 among Hungary, Citibank, N.A., as fiscal agent (the “Fiscal Agent”), and as paying agent (the “Paying Agent” and, together with the Fiscal Agent, the “Agents”). The following statements and the statements under “Description of the Debt Securities” in the Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, to be filed by Hungary with the Commission.
The Notes, issued in an aggregate principal amount of US$       , bear interest at the rate of 7.625% per annum and mature on March 29, 2041. Interest on the Notes is payable semi-annually on March 29 and September 29 of each year, commencing March 29, 2023, to the persons in whose names the Notes are registered at the close of business on the fifteenth day (whether or not a business day) preceding such payment date. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.
The Notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, Hungary’s US$750,000,000 7.625% Notes due 2041 which were issued on March 29, 2011 and US$500,000,000 7.625% Notes due 2041 which were issued on April 11, 2011. The total principal amount of the previously issued Notes and the Notes now being issued will be US$       .
The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary has been pledged for the due and punctual payment of all principal and interest on the Notes. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.
The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Hungary’s outstanding securities governed by New York law. These provisions are described in the section “Description of the Debt Securities” in the Prospectus. Under these provisions Hungary may amend payment and other key provisions of the Notes, including the principal amount and interest rate, with the approval of less than all the holders of the Notes.
The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, Hungary may at any time repurchase the Notes at any price in the open market or otherwise. Hungary may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation.
Further Issues
Hungary may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes even if further such additional Notes have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the original Notes. Any additional Notes, together with the Notes, will constitute a single series of notes under the Fiscal Agency Agreement.
Other Terms
For other terms of the Notes, including the negative pledge covenant and events of default, see “Description of the Debt Securities” in the Prospectus.

Fiscal Agent
The Fiscal Agency Agreement will govern the duties of the Agents. Hungary may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents. The Fiscal Agent is an agent of Hungary, not a trustee for the holders of the Notes, and does not have the responsibility or duty to act for the holders as would a trustee.
Form, Denomination and Registration
The statements set forth in this Prospectus Supplement in this subsection and in the subsections entitled “— Payment” and “— Global Clearance and Settlement” include summaries of certain rules and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) that affect transfers of interests in the Notes.
The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, DTC (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Beneficial interests in the Global Notes, which will be in minimum denominations of US$2,000 and integral multiples thereof, will be represented in, and transfer of such beneficial interests will be effected through, book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (“participants”). Investors may elect to hold interests in the Global Notes through the Depository or and its participants, including Euroclear or Clearstream, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries (“U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depository. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.
So long as the Depository or its nominee is the registered owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Fiscal Agency Agreement. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Agency Agreement.
The Depository advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). The Depository holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
According to the Depository, the foregoing information with respect to the Depository has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by Euroclear.
Euroclear also advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.
Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.
Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriter, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.
Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of Euroclear and Clearstream notifies Hungary that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Hungary within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Hungary will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.
Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.
Payments
Principal and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Notes. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the Unites States of America as at the time of payment is legal tender for the payment therein of public and private debts. None of Hungary, the Fiscal Agent, the Paying Agent or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Hungary expects that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. Hungary also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
Global Clearance and Settlement
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system in the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of Notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such

Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the Depository.
Although the Depository, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Replacement of the Notes
Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as Hungary may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent set out at the end of this document.
Notices
All notices regarding the Notes will be published in a daily newspaper of general circulation in London for so long as the Notes are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as we shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made

TAXATION
The following describes certain anticipated tax consequences resulting from the ownership of the Notes. This summary does not cover all the possible tax consequences relating to the ownership of the Notes and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this prospectus. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the Notes.
Hungarian Taxation
The following is a general discussion of certain Hungarian tax consequences of the acquisition, ownership and disposition of the Notes by the holders. It does not purport to be a comprehensive description of all tax considerations, and, in particular, does not consider any specific facts or circumstances that may apply to a particular holder. This summary is based on the laws of Hungary currently in force and as applied on the date of this prospectus which are subject to change, possibly with retroactive effect.
Prospective holders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of the Notes, including the effect of any state or local taxes, under the tax laws of Hungary and each country of which they are residents.
Non-Hungarian Tax Residents
Holders other than individuals.   A non-Hungarian tax resident holder other than a private individual is not subject to tax in Hungary with respect to any income resulting from the acquisition, holding, redemption or sale of the Notes, provided that it does not have a permanent establishment in Hungary to which such transaction with the Notes can be related.
Individual holders.   The interest paid by the Issuer upon the Notes to a non-Hungarian tax resident private individual holder can only be subject to 15% withholding tax in Hungary, if the disburser (such as the Paying Agent) of the interest (proceeds) is a tax resident in Hungary, in which case it is obliged to assess, withhold, pay and report this tax liability to the Hungarian Tax Authority, if any. In the absence of a Hungarian paying agent withholding the tax, the holder himself must assess, file a tax return on, and pay the applicable tax in Hungary. Also, any applicable tax treaty may exempt a recipient from the withholding tax or may reduce the applicable withholding tax rate. Individuals exempt from withholding tax or claiming the application of a reduced withholding tax rate shall be required to furnish the disburser with the prescribed tax residency certificate and a certificate of beneficial ownership. If more tax is withheld than prescribed by the law, the recipient may apply for a refund at the Hungarian tax authority. The tax authority shall also require a certificate of tax residence and beneficial ownership. If the interest is paid by a payer not qualifying as a disburser, recipients who are not tax exempt have to file a tax return and pay the tax within 30 days of the receipt of the interest.
Transfer Tax
Other than by way of contract on inheritance, the sale or other disposition of the Notes, as well as the purchase or receipt of the Notes, are not subject to transfer taxes or stamp duties in Hungary. The receipt of the Notes may only subject holders to Hungarian transfer tax when the Notes are transferred gratuitously (by way of gift or otherwise for no consideration) and are delivered within Hungary. The general rate of transfer tax is 18%. Effective from January 1, 2009, inheritance of debt securities issued by Hungary is exempt from inheritance tax.
Hungarian Tax Residents
Non-individual Hungarian tax residents are corporate and non-corporate organizations incorporated (established) under Hungarian laws or those having their place of management in Hungary. Individual Hungarian tax residents are persons: (i) who are citizens of Hungary, (ii) whose stay in Hungary exceeds 183 days within a calendar year, (iii) who have a home permanently available solely in Hungary, or (iv) whose centre of vital interests is in Hungary, if they do not have a permanent home in Hungary or have such place both in Hungary and in other jurisdictions.

Interest on debt securities paid to both individual and non-individual Hungarian tax residents is characterized as interest income and is subject to Hungarian corporate and personal income tax in general.
In the event the Notes are publicly offered and or traded (within the meaning of the Hungarian Personal Income Tax Act and the Hungarian Capital Markets Act), the income of a Hungarian tax resident private individual Holders, arising from the acquisition, holding, redemption or sale of the Notes and qualifying as interest income in accordance with the provisions of Act CXVII of 1995 on Personal Income Tax, is subject to personal income tax in Hungary at the rate of 15%. Preferential tax rate or tax exemption is available for long term investments, subject to specific conditions laid down by the applicable laws.
In the event the Notes are not publicly offered and/or traded (within the meaning of the Hungarian Personal Income Tax Act and the Hungarian Capital Markets Act), the income of Hungarian tax resident private individual Holders, arising from the acquisition, holding, redemption or sale of the Notes and qualifying as other income under Act CXVII of 1995 on Personal Income Tax, is subject to personal income tax in Hungary at the rate of 15%. In addition, such income can be subject to social contribution tax in Hungary at the rate of 13%, subject to specific conditions laid down by the applicable laws.
The income of Hungarian tax resident non-individual holders arising from the acquisition, holding, redemption or sale of the Notes is subject to corporate income tax in Hungary at the rate of 9% in accordance with the provisions of Act LXXXI of 1996 on Corporate Income Tax and Dividend Tax (unless that entity has opted for a special tax regime available to such entity).
United States Federal Income Tax Considerations
The following summary describes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes acquired pursuant to this offering. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), and rulings and decisions interpreting the Code, each as in effect as of the date of this Prospectus Supplement. All of these authorities may be repealed, revoked or modified at any time, possibly with retroactive effect. No assurances can be given that any changes in these authorities will not affect the accuracy of the discussions set forth in this summary. The Issuer has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS or the courts will agree with all of such statements and conclusions.
This summary addresses only beneficial owners that hold a Note as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, such as investors whose functional currency for U.S. federal income tax purposes is not the US dollar or certain types of investors subject to special tax rules (e.g., financial institutions, insurance companies, dealers in securities or currencies, certain securities traders, banks, regulated investment companies, real estate investment trusts, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, persons holding the Notes through partnerships or other pass-through entities, pension plans, tax-exempt organizations and investors holding Notes as a position in a “straddle,” “conversion transaction” or “constructive sale” transaction). In addition, this summary does not discuss the U.S. federal estate and gift tax, alternative minimum tax consequences or any non-U.S., U.S. state, or U.S. local tax considerations.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Holders of Notes that are partnerships and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes.
The Issuer expects, and the remainder of this summary assumes, that the Notes will not be issued with more than de minimis “original issue discount” for U.S. federal income tax purposes.

This summary is for general informational purposes only. Prospective purchasers of Notes should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes in light of their particular circumstances, as well as the effect of any relevant U.S. state, U.S. local, non-U.S. or other tax laws.
Deemed Taxable Exchange
A change made to the terms of the Notes pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the Notes for U.S. federal income tax purposes upon which gain or loss is realized if such change constitutes a “significant modification” (as defined in the Code) (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the Note after the Significant Modification and the Holder’s tax basis in such Note before the Significant Modification. A modification of a Note that is not a Significant Modification does not create a deemed taxable exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a Note is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the Note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Debt Securities — Meeting of Holders of Debt Securities; Modification” in the accompanying Prospectus for more information about potential amendments of certain key terms of the Notes.
Qualified Reopening
For U.S. federal income tax purposes, the Issuer intends to treat the Notes as being issued in a “qualified reopening” of the outstanding 7.625% Notes due 2041 which were issued on March 29, 2011 and April 11, 2011. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the Notes will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 7.625% Notes due 2041 which were issued on March 29, 2011 and April 11, 2011 for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding 7.625% Notes due 2041 which were issued on March 29, 2011 and April 11, 2011 were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the Notes also do not have more than de minimis original issue discount.
U.S. Holders
The following discussion applies to you if you are a “U.S. Holder.” A person is a “U.S. Holder” if the person is a beneficial owner of a Note and is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (A) if a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all substantial decisions of the trust, or (B) that was in existence on 20 August 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “— Non-U.S. Holders” below.
Pre-issuance Accrued Interest.   A portion of the price paid for the Notes may be allocable to interest that accrued prior to the date the Notes are purchased (the “Pre-Issuance Accrued Interest”). If a Note is issued with Pre-Issuance Accrued Interest, the Issuer intends to treat the Note for U.S. federal income tax purposes as having been issued for an amount that excludes the Pre-Issuance Accrued Interest. In that event, that portion of interest received on the first interest payment date for the Notes equal to the Pre-issuance

Accrued Interest should be treated as a return of the Pre-issuance Accrued Interest and not as a payment of interest on the Notes. Amounts treated as a return of Pre-issuance Accrued Interest will not be taxable when received but should reduce the adjusted tax basis in the Notes by such amount.
Payments of Interest and Additional Amounts.   Payments or accruals of stated interest on a Note (other than Pre-Issuance Accrued Interest, which will be treated as described above) generally will be taxable to a U.S. Holder as ordinary income at the time they are received or accrued, depending on the U.S. Holder’s regular method of tax accounting. In addition to interest on a Note, a U.S. Holder will be required to include any tax withheld from the interest payment as ordinary income, even though such U.S. Holder did not in fact receive it, and any additional amounts paid in respect of such tax withheld.
A U.S. Holder may be entitled, subject to certain limitations, to a U.S. “foreign tax credit” against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for taxes withheld by Hungary. U.S. Holders that are eligible for benefits under the double taxation treaty between the U.S. and Hungary (the “Treaty”) will not be entitled to a U.S. “foreign tax credit” for the amount of any Hungarian taxes withheld in excess of the zero withholding rate provided for under the Treaty, or with respect to which the holder is entitled to obtain a refund from the Hungarian taxing authorities. Interest (and any additional amounts paid in respect of tax withheld) on the Notes will constitute income from sources outside the United States. Under the U.S. “foreign tax credit” rules, that interest generally will, depending on a U.S. Holder’s circumstances, be classified as “passive” or another category of income, which may be relevant in computing the U.S. “foreign tax credit” allowable to a U.S. Holder under the U.S. federal income tax laws.
Bonds Purchased at a Premium.   A U.S. Holder that purchases a Note for an amount that is greater than its stated principal amount (after excluding the portion attributable to any Pre-Issuance Accrued Interest) will be considered to have purchased the Note with “amortizable bond premium” equal in amount to that excess. A U.S. Holder may elect to amortize such bond premium using a constant-yield method over the remaining term of the Note.
If a U.S. Holder makes the election (or is already subject to a prior election), the U.S. Holder would reduce the amount required to be included in income each accrual period with respect to interest on the Note by the amount of amortizable bond premium allocable to that accrual period, based on the Note’s yield to maturity. Furthermore, if a U.S. Holder elects to amortize bond premium, such U.S. Holder must reduce their tax basis in the Note by the amount amortized as such amount is amortized. If a U.S. Holder does not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that otherwise would be recognized on a sale or other taxable disposition of the Note.
Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by a U.S. Holder at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. U.S. Holders should consult their own tax advisors before making the election and regarding the calculation and amortization of any bond premium on the Notes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note.   A U.S. Holder generally will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of a Note in an amount equal to the difference between the amount realized upon that sale, exchange, retirement, redemption or other taxable disposition (other than amounts representing accrued and unpaid interest, which, except in the case of Pre-Issuance Accrued Interest will be taxed as such to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. The “amount realized” is generally the sum of cash plus the fair market value of any property received upon the sale, exchange, retirement, redemption or other taxable disposition of a Note. A U.S. Holder’s “adjusted tax basis” in a Note generally will equal the U.S. Holder’s initial investment in the Note, decreased, (but not below zero) by (i) any amortized bond premium and (ii) any amount attributable to Pre-issuance Accrued Interest that the U.S. Holder already has received. Such gain or loss generally will be capital gain or loss and will be long-term gain or loss if the Note was held for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. Holders may be taxed at lower rates than items of ordinary income. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any capital gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a Note generally will be treated as income or loss from sources within the United States for U.S. “foreign tax credit” limitation purposes.
Medicare Tax.   A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8%. Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of a Note, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders should consult their own tax advisors regarding the applicability of the Medicare tax to the income and gains in respect of their investment in the Notes.
Information with Respect to Foreign Financial Assets
Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year, or US$75,000 at any time during the taxable year (or, in some circumstances, a higher threshold) may be required to file information reports with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” may include financial accounts maintained by non-U.S. financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The Notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. U.S. Holders should consult their own tax advisors regarding the application of this reporting requirement to their ownership of Notes.
Non-U.S. Holders
The following discussion applies to you if you are a beneficial owner of a Note and you are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above (a “Non-U.S. Holder”).
Payments of Interest and Additional Amounts.   Subject to the discussion of backup withholding below, payments of interest and any additional amounts paid with respect to tax withheld on the Notes generally will not be subject to U.S. federal income tax, including withholding tax, if paid to a Non-U.S. Holder, unless the interest is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States (and in addition, if such Non-U.S. Holder is claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by such Non-U.S. Holder within the United States). In that case, the Non-U.S. Holder generally will be subject to U.S. federal income tax in respect of such interest in the same manner as a U.S. Holder, as described above (unless the interest is excluded under an applicable tax treaty). A Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may, in certain circumstances, also be subject to an additional U.S. “branch profits tax” in respect of any such “effectively connected” interest income.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of a Note.   Subject to the discussion below of backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement, redemption or other disposition of a Note unless: (1) the gain is “effectively connected” with the conduct by such Non-U.S. Holder of a trade or business within the United States (and in addition, if such Non-U.S. Holder is claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by such Non-U.S. Holder in the

United States), or (2) such Non-U.S. Holder is a non-resident alien individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.
Non-U.S. Holders who are described under (1) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may also be subject to the U.S. “branch profits tax” as described above under “— Payments of Interest and Additional Amounts.” Non-U.S. Holders described under (2) above generally will be subject to a 30% U.S. federal income tax on the gain derived from the sale, exchange, retirement, redemption or other disposition of a Note, which may be offset by certain U.S.-source capital losses (notwithstanding the fact that such Non- U.S. Holder is not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the Notes generally will be treated in the same manner as payments of interest, as described above under “— Payments of Interest and Additional Amounts.”
Backup Withholding and Information Reporting
If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements generally will apply to payments of principal and interest and any additional amounts paid with respect to tax withheld on the Notes made to you if such payments are made within the United States. Such payments will be considered made within the United States if they are transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Further, if you are a U.S. Holder, and unless you prove that you are exempt, backup withholding will apply to such payments if (i) you fail to provide an accurate taxpayer identification number, (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding, or (iii) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.
If you are a Non-U.S. Holder, you generally are exempt from these backup withholding and information reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your eligibility for exemption. The payment of proceeds of a sale or redemption of the Notes effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules, unless you establish an exemption. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption.
As used herein, the term “U.S. Controlled Person” means a broker that is, for U.S. federal income tax purposes:
•
a U.S. Person;

•
a “controlled foreign corporation”;

•
a non-U.S. person 50% or more of whose gross income is “effectively connected” with the conduct of a U.S. trade or business for a specified three-year period; or

•
a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. or Non-U.S. Holder generally will be allowed as a credit or refund against a U.S. Holder or Non U.S. Holder’s U.S. federal income tax liability as long as it provides the required information to the IRS in a timely manner.

United Kingdom Taxation
The comments below are of a general nature based on current United Kingdom law and HM Revenue & Customs practice and are not intended to be exhaustive. They assume that Hungary does not act through a permanent establishment in the United Kingdom in relation to the Notes. Any holders of Notes who are in doubt as to their own tax position should consult their professional advisers.
Interest on the Notes
On the basis that interest on the Notes is not expected to have a United Kingdom source, there will be no United Kingdom withholding tax.
Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on the redemption of such Notes HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2012.

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase from Hungary the following respective principal amounts of Notes listed opposite its name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement:
Underwriter	Principal Amount of Notes
J.P. Morgan SE	$
Total	$
The underwriting agreement provides that the obligations of the underwriter to purchase the Notes offered hereby is subject to certain conditions precedent and that the underwriter will purchase all of the Notes offered by this Prospectus Supplement if any of these Notes are purchased.
Hungary has been advised by the underwriter that the underwriter proposes to offer the Notes to the public at the public offering price set forth on the cover of this Prospectus Supplement. If all the Notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.
Delivery of the Notes will be made through the facilities of DTC on or about           , 2022, which will be the third business day following the initial sale of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.
In addition, Hungary estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      .
Hungary has agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.
In connection with the offering, the underwriter may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
Short sales involve the sale by the underwriter of a greater principal amount of Notes than they are required to purchase in the offering. The underwriter may close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.
In connection with the issue of the Notes, the underwriter or any person acting for the underwriter may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the underwriter (or any person acting on behalf of the underwriter) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.
Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.
The underwriter or its affiliates have performed commercial banking, investment banking and advisory services for Hungary from time to time for which they have received customary fees and reimbursement of expenses. The underwriter or its affiliates may, from time to time, engage in transactions with and perform services for Hungary in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.
Notice to Investors
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area (each a “Relevant State”) no Notes have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the Notes may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the Fiscal Agent for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Notes shall require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No Notes have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Notes which has been approved by the Financial Conduct Authority, except that the Notes may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Fiscal Agent for any such offer; or

(c)
in any other circumstances falling within Section 86 of the United Kingdom Financial Service and Markets Act 2000 (“FSMA”),

provided that no such offer of the Notes shall require the Issuer to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/ 1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Section 21 of the FSMA restricts a person who is not authorised under the FSMA (an “unauthorised person”) from communicating any invitation or inducement to engage in investment activity in the course of business (the “financial promotion restriction”), but this is subject to limited exemptions. For the purposes of the financial promotion restriction, this Prospectus Supplement and the Prospectus will be communicated only to persons to whom a financial promotion can be made lawfully by an unauthorised person (without the prior approval of an authorised person) pursuant to the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Financial Promotion Order”). Accordingly, the communication of this Prospectus Supplement and the Prospectus is being made by or on behalf of the Issuer only to and directed only at:
(A)
where the communication is received within the United Kingdom, to persons who:

(i)
have professional experience in matters relating to investments and are ‘investment professionals’ within the meaning of Article 19(5) of the Financial Promotion Order, or

(ii)
fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or

(iii)
fall within another category of person to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated; or

(B)
persons outside the United Kingdom.

This Prospectus Supplement and the Prospectus and their contents are directed only at such persons and in such circumstances as set out above, and must not be acted on or relied on by persons except by such persons and in such circumstances as set out above. Any investment or investment activity to which this Prospectus Supplement and the Prospectus relate is available to, and will be engaged in only with, such persons and in such circumstance.
Notice to Prospective Investors in France
Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hungary
This Prospectus Supplement and the accompanying Prospectus has not been and will not be submitted to the Hungarian Financial Supervisory Authority and the Notes will not be offered in Hungary in a public offer or a private placement as defined in the Act No. CXX of 2001 on the Capital Markets. The underwriter confirms its awareness of the above and represents that it has not offered or sold and undertakes that it will not offer or sell the Notes in Hungary in a public offer or a private placement and will not offer the Notes for sale to the general public in Hungary.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Italy
The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation. Each Manager has represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Base Prospectus or any other document relating to the Notes in the Republic of Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.
Any such offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Base Prospectus or any other document relating to the Notes in the Republic of Italy must be:
(i)   made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 16190 of 29 October 2007 and Legislative Decree No. 385 of 1 September 1993 (in each case as amended from time to time); and
(ii)   in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or any other Italian authority.
Notice to Prospective Investors in Japan
The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
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a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except
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to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

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where no consideration is or will be given for the transfer; or where the transfer is by operation of law.

LEGAL MATTERS
Certain legal matters with respect to the Notes will be passed upon on behalf of Hungary by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd., and by Arnold & Porter Kaye Scholer LLP, United States counsel for Hungary. Certain legal matters will be passed upon for the underwriter by Clifford Chance US LLP, United States counsel for the underwriter.
All statements in this Prospectus Supplement and the accompanying Prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office, and Clifford Chance US LLP will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office.

GENERAL INFORMATION
Listing and Clearance
Application will be made to list and trade the Notes on the London Stock Exchange.
The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream (CUSIP number 445545AF3, ISIN number US44554AF36, Common Code 061189734). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream is 42 Avenue JF Kennedy L-1855 Luxembourg.
Authorization
The issue and sale of the Notes have been authorized by the Minister of Finance of Hungary pursuant to the authority conferred upon him by (i) Act XC of 2021 on the central budget of Hungary for the year 2022, (ii) paragraph 2 of Section 5 of Act CXCV of 2011 on Public Finances and (iii) point a) of paragraph 1 of Section 13 of Act CXCIV of 2011 on Economic Stability of Hungary.
Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, Hungary or the Hungarian government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the Hungarian government.
Paying Agent
Citibank, N.A. has been appointed by Hungary as the Paying Agent with respect to the Notes. The Notes will be issued under the Fiscal Agency Agreement, dated January 29, 2010, among Hungary, Citibank, N.A., as the Fiscal Agent, and Citibank, N.A., as the Paying Agent.
Documents
Copies of this Prospectus Supplement, the accompanying Prospectus and the Fiscal Agency Agreement, so long as any of the Notes are outstanding, will be made available during normal business hours at the specified office of the Fiscal Agent set out at the end of this document.
Where You Can Find More Information
Hungary’s annual report for fiscal year 2021 on Form 18-K filed with the SEC electronically, as may be amended prior to the termination of the offering of the Notes, is considered part of and incorporated by reference into this prospectus supplement. Hungary’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov.
You may also obtain copies of documents incorporated by reference, free of charge, at the office of the paying agent specified on the inside back cover of this prospectus supplement.

PROSPECTUS
HUNGARY
Debt Securities
We may offer up to U.S.$5,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary and will be backed by the full faith and credit of Hungary.
We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement, including any information incorporated herein or therein by reference, carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus is November 8, 2013

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Hungary filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf process, Hungary may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$5,000,000,000. This prospectus provides you with basic information about Hungary and a general description of the debt securities Hungary may offer. Each time Hungary sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Hungary, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement, including any information incorporated herein or therein by reference. References herein to the prospectus are also to the prospectus supplement.
Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.
FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) Hungary’s economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” “could,” “should,” “would” or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:
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expected budget for any future fiscal year of Hungary;

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estimated future budget results;

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estimated future macroeconomic indicators;

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expected expenditure cuts;

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future privatizations and revenue from them;

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future development of the current account, inflation and exchange rates;

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future GDP growth or contraction, as applicable;

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the financial sector;

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future development and sustainability of health care and pension systems;

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foreign direct investment (“FDI”) levels;

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the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

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the Structural Reform Plan;

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deficit reduction plans;

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any future IMF or World Bank stand-by or other credit facility;

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any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

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expected future payments on public debt.

By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Hungary files Annual Reports on Form 18-K with the SEC on a voluntary basis. Hungary’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 (File Number 033-49294-01) filed with the SEC on September 13, 2013, as amended by the Form 18-K/A filed with the SEC on October 25, 2013, is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the SEC by Hungary on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term “Annual Report” will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.
Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.
Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022; Telephone: 212-660-7909.
DATA DISSEMINATION
Hungary is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Hungary, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than 12 months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://www.dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=HUN. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

WHERE YOU CAN FIND MORE INFORMATION
Hungary files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning Hungary. You may read and copy any document Hungary files with the SEC at the SEC’s public reference room in Washington, D.C. Hungary’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.
ENFORCEMENT OF JUDGMENTS
It may be difficult for investors to obtain or enforce judgments against Hungary. Hungary is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.
Hungary will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, Hungary will specifically agree that these courts have the authority to try a case against it for these specific actions.
In addition, Hungary will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by Hungary or a waiver with respect to proceedings unrelated to the debt securities. Further, Hungary will not agree to waive its right to immunity with regard to:
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actions brought against Hungary under U.S. federal securities laws or any state securities laws;

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present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

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“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963;

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any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere;

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military property or military assets or property or assets of Hungary related thereto; and/or

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any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws.

Thus, Hungary may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.
In accordance with Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 relating to contractual obligations (“Rome I”) (which is directly applicable to Hungary), in the case of contractual obligations in civil and commercial matters which fall under the scope of Rome I, Hungarian law recognizes that contracting parties may freely agree on a choice of foreign law whether or not it is the law of a Member State of the EU. In the case of contractual obligations which fall beyond the scope of Rome I, under Law-Decree No. 13 of 1979 on International Private Law of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed upon courts have exclusive jurisdiction, unless otherwise provided by the parties.
In accordance with Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 relating to non-contractual obligations (“Rome II”) (which is directly applicable to Hungary), in the case of non-contractual obligations which fall under the scope of Rome II, Hungarian law also recognizes that contracting parties may freely agree on a choice of foreign law to govern non-contractual obligations arising out of or in connection with certain contractual obligations.
Hungary and the United States are not parties to any treaty regarding the enforcement of judgments. Under Hungarian law, a judgment of a court established in a country other than Hungary may be enforced in the Hungarian courts, if: (i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c) the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi határozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.
Following Hungary’s accession to the EU on May 1, 2004, Council Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.
Hungary is a party to the New York Convention on the Recognition and the Enforcement of Foreign Arbitral Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained in a country being a party to such treaty may be possible in Hungary, provided that such forum has been chosen and the provisions therein are not contrary to Hungarian public policy. However, unless otherwise provided in the applicable prospectus supplement for a given issue, Hungary has not agreed to arbitrate claims brought by investors relating to the debt securities.
Due to the above rules on enforcement, even if a U.S. court were to rule in an investor’s favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of Hungary’s assets.
USE OF PROCEEDS
Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes. Hungary may also issue securities in exchange for any of its outstanding securities.
DESCRIPTION OF DEBT SECURITIES
This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time Hungary sells securities, Hungary will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.
General
Hungary will issue the debt securities under a fiscal agency agreement between Hungary and a selected fiscal agent.
Hungary may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:
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designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations;

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price of the securities, expressed as a percentage of the principal amount at which the debt securities will be issued;

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level and method of determining any interest rate(s);

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any dates of interest rate payments and dates from which interest will accrue;

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any index, price or formula used to set the amount of any payment of principal, premium or interest;

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places where the principal, any premium and any interest will be payable;

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the record dates, if any, for the determination of holders of debt securities to whom any interest or principal is payable;

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any optional or mandatory redemption terms, or repurchase or sinking fund provisions;

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whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form; and

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other specific information as needed.

Any debt securities offered by Hungary that are exchangeable for other debt securities or for shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed by Hungary will be described in the prospectus supplement relating to such debt securities.
The prospectus supplement for a given issue of debt securities will also provide information on the principal United States federal income and other tax consequences, if any, applicable to such debt securities.
If applicable, the prospectus supplement may also describe any Republic income tax consequences and special considerations applicable to that particular series of debt securities.
Hungary may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities may be sold at a substantial discount below the stated principal amount.
Status of the Debt Securities
The debt securities will be direct, unconditional, unsecured and general obligations of Hungary. Except as explained under the heading “Negative Pledge” below, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. As of the date of this prospectus, there are no such provisions under Hungarian law providing for the preference of any such obligation. The debt securities will be backed by the full faith and credit of Hungary. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.
Payment
Unless otherwise specified in the applicable prospectus supplement, principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security, and interest will be paid by check mailed to the registered holders of the debt securities. A registered holder of a debt security of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.
If any date on which principal or interest or additional amounts is due to be paid is not a business day for the fiscal agent, Hungary may pay such principal or interest on the next succeeding business day and no interest shall accrue for such intervening period, provided however that if that next succeeding business day falls in the next calendar month, such payment of principal or interest will be payable on the first preceding business day. For this purpose, business day means a day on which commercial banks and foreign exchange markets are open for business and settle payments both in London and New York.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Hungary, as provided and in the manner set forth in the debt securities. After the return of these moneys to Hungary, the holders of these debt securities may look only to Hungary for any payment.
Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after the relevant interest payment date on which the interest became due and payable.
Negative Pledge
As long as any debt security remains outstanding, Hungary will not allow any Security Interest to be established on any of Hungary’s or the National Bank of Hungary’s (“NBH”) assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of Hungary having an original maturity of at least one year, or (ii) any Public External Indebtedness of the NBH having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and ratably to this external indebtedness.
For these purposes:
“External Indebtedness” means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Hungary. If at any time the lawful currency of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside Hungary.
“Public External Indebtedness” means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities, and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.
“Indebtedness” means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.
“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.
“Security Interest” means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.
Governing Law
The debt securities will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York (other than Section 5-1401 of the General Obligation Law of the State of New York), except for Hungary’s authorization and execution procedures and any other matters that must be governed by the laws of Hungary. Hungary will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against Hungary in the appropriate Hungarian courts. Hungary will appoint the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, New York, 10022, as its authorized agent to receive any process that may be served in an action brought by an investor.
Fiscal Agent
The fiscal agency agreement will govern the duties of the fiscal agent appointed by Hungary for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. Hungary may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Please note that the fiscal agent is an agent of Hungary, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.
Payment of Additional Amounts
All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of Hungary, will be made by Hungary without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by Hungary or any political subdivision or taxing authority within Hungary (“Taxes”). In the event Hungary is required by law to deduct or withhold any such Taxes from payments, Hungary will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the Tax is:
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a Tax that would not have been imposed but for the holder’s present or former connection (or a connection of the holder’s fiduciary, shareholder or other related party) with Hungary, including being or having been a citizen or resident of Hungary or being or having been engaged in a trade or business or present in Hungary or having, or having had, a permanent establishment in Hungary;

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imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

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imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

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an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

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a tax, assessment or other governmental charge which is payable other than by withholding;

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a Tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder’s nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder’s compliance is required by the laws of Hungary or of any political subdivision or taxing authority of Hungary to avoid or reduce such tax;

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required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

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imposed as a result of any combination of the items listed above.

Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.
Events of Default and Acceleration; Collective Action Securities
The debt securities that Hungary will issue will be collective action securities. Collective action securities contain provisions regarding acceleration and future modification to their terms that may differ from those applicable to Hungary’s outstanding securities that are not designated as collective action securities, as follows:
Event of Default; Event of Acceleration. For each series of debt securities:
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an “event of default” means any of the following:

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non-payment — Hungary fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

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breach of other obligations — Hungary does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to Hungary at the fiscal agent’s corporate trust office;

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an “event of acceleration” means any of the following:

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failure to take action — any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable Hungary lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of that series of debt securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of Hungary, is not taken, fulfilled or done within 30 days of receipt by Hungary of written notice thereof; or

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invalidity — it becomes illegal for Hungary to perform any of its obligations under the debt securities or if these obligations become invalid and not remedied by Hungary within 30 days’ written notice thereof.

If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding debt securities in that series to Hungary at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date Hungary shall have remedied the event of default or event of acceleration for all the debt securities in that series.
If the fiscal agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding debt securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to Hungary and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.
For these purposes, “outstanding debt securities” in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.
Hungary is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.
Meeting of Holders of Debt Securities; Modification. The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by Hungary, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by Hungary and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.
To participate in a meeting of holders of debt securities, a holder of debt securities must obtain a proxy or voting certificate from the fiscal agent, as described in the fiscal agency agreement.
For these purposes:
“Extraordinary Resolution” means:
•
in relation to any Reserved Matter:

•
a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; or

•
a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

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in relation to any other matter:

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a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

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a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

“Reserved Matter” means any proposal to:
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change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

•
effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed;

•
reduce or cancel the principal amount of the debt securities in the given series;

•
vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

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amend the status of debt securities in the given series;

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amend the obligation of Hungary to pay additional amounts;

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amend the events of default or the events of acceleration;

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amend the law governing the debt securities in the given series, the courts to the jurisdiction to which Hungary has submitted in the debt securities in that series, Hungary’s obligation to maintain an agent for service of process in the United States or Hungary’s waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

•
modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

•
change the definition of “Extraordinary Resolution” or “outstanding” in the conditions of the debt securities in the given series and/or fiscal agency agreement;

•
instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

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confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

•
amend the definition of Reserved Matter.

For these purposes, “outstanding debt securities” in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.
Hungary and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement for the purposes of:
•
curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the fiscal agency agreement; or

•
amending the fiscal agency agreement in any manner as Hungary or the fiscal agent may deem necessary or desirable, which is not inconsistent with the debt securities of that series and, as solely determined by Hungary, does not adversely affect the interests of any holder of debt securities of that series.

Representative Committee. The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:
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an event of default or an event of acceleration;

•
any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

•
any public announcement by Hungary, to the effect that Hungary is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with Hungary and/or other creditors of Hungary.
Further Issues of Debt Securities of a Series
Hungary may from time to time, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series even if such additional debt securities have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the debt securities of that series. Such additional debt securities, together with the debt securities of that series, will constitute a single series of debt securities under the fiscal agency agreement.
Global Securities
If specified in a prospectus supplement, Hungary will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York (“DTC”), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”).

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” as defined by the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants’ accounts. This eliminates the need to exchange certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.
The issuance of global securities by Hungary means Hungary will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep computerized records of its participants (such as the holder’s broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.
While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, Hungary anticipates that the following provisions will apply to all depository arrangements.
After a global security is issued, Hungary expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its “participants,” i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through the records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.
Hungary will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. Hungary will treat the depository or its nominee as the owner for all purposes. Therefore, neither Hungary nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.
After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in “street name.” However, payments will be the responsibility of the participants and not of the depository or Hungary.
As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:
•
may not have the debt securities represented by the global security registered in their names;

•
will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

•
will not be considered the owners or holders of any debt securities represented by a given global security.

Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.
Unless stated otherwise in a prospectus supplement, no global security may be transferred, except in whole and not in part, and only by the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository
Notwithstanding the foregoing, under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:
•
if the depository or each of Euroclear and Clearstream, Luxembourg notifies Hungary that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

•
Hungary decides not to have all of the debt securities of the series represented by the global security;

•
if there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable; or

•
in such other events as may be specified in a prospectus supplement.

Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.
PLAN OF DISTRIBUTION
This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:
•
names and addresses of any underwriters or agents;

•
price of the debt securities;

•
net proceeds received by Hungary from the sale of the debt securities;

•
discounts or other compensation to the underwriters;

•
discounts or concessions made to dealers;

•
security exchanges on which the debt securities may be listed.

Hungary may sell the debt securities:
•
through underwriters or dealers;

•
directly to one or more institutional purchasers; or

•
through agents.

By Underwriters
If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.
Direct Sales
Hungary may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.
By Agents
Hungary may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission Hungary will pay for the agent’s services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.
A prospectus supplement may also indicate that Hungary will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.
Hungary may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for Hungary in the ordinary course of their business.
Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither Hungary nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.
VALIDITY OF THE SECURITIES
Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of Hungary by the special Hungarian counsel for Hungary to be named in a relevant prospectus supplement, and by the special United States counsel for Hungary to be named in a relevant prospectus supplement, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel to the Government Debt Management Agency Private Company Limited by Shares. In rendering its opinion, United States counsel will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office.
AUTHORIZED AGENT IN THE UNITED STATES
The authorized agent of Hungary in the United States is the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022.
OFFICIAL STATEMENTS AND DOCUMENTS
The information set forth herein and in the documents incorporated by reference relating to Hungary has been reviewed by Mr. Mihály Varga in his official capacity as the Minister for National Economy, being the Minister responsible for Public Finances, and is included herein on his authority.

The information for which the NBH has been cited as the source was provided by the NBH. The information for which the Ministry for National Economy is cited as the source was provided by the Ministry for National Economy of Hungary. The information for which the Government Debt Management Agency Private Company Limited by Shares is cited as the source was provided by the Government Debt Management Agency Private Company Limited by Shares.

ISSUER
HUNGARY
Principal Office of Authorized Agent in the United States
Economic Attaché of Hungary
227 East 52nd Street
New York, NY 10022
United States of America
FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
Citibank, N.A.
Citigroup Centre, 21st Floor
Canada Square
Canary Wharf
London E14 5LB
LEGAL ADVISERS TO HUNGARY
As to United States Law Arnold & Porter 250 West 55th Street New York, NY 10019 United States of America	As to Hungarian Law Dr. Zsolt Szita Law Office H-1011 Budapest Markovits Iván u. 4 Hungary
LEGAL ADVISER TO THE UNDERWRITER
Clifford Chance US LLP
31 West 52nd Street
New York, NY 100019-6131
United States

HUNGARY
US$
7.625% Notes Due 2041
J.P. Morgan
Prospectus Supplement
      , 2022